EXHIBIT 10.5

AGREEMENT AND PLAN OF MERGER

among

LIVEPERSON, INC.,

KATO MERGERCO, INC.

KASAMBA, INC.,

and

YOAV LEIBOVICH, AS STOCKHOLDERS’ REPRESENTATIVE

Dated as of June 25, 2007

TABLE OF CONTENTS

i

ii

EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Employment Agreement
Exhibit C	Form of Opinion of U.S. Counsel to the Company
Exhibit D	Form of Opinion of Israeli Counsel to the Company
Exhibit E	Form of Trading Restriction Agreement
Exhibit F	Form of Lock-Up Agreement

SCHEDULES

Schedule I	Principal Stockholders
Schedule II	Options Being Exercised Immediately Prior to the Effective Time
Schedule III	Distribution Table

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 25, 2007 (the “Agreement”), among LIVEPERSON, INC., a Delaware corporation (“Parent”); Kato MergerCo, Inc., a Delaware corporation and an indirect subsidiary of Parent (“Merger Sub”); KASAMBA, INC., a Delaware corporation (the “Company”); and Yoav Leibovich (the “Stockholders’ Representative”) as agent and attorney-in-fact for each stockholder of the Company (individually, a “Stockholder” and collectively, the “Stockholders”).

RECITALS

WHEREAS, the boards of directors of each of Parent, the Company and Merger Sub believe it is advisable, fair to and in the best interests of their respective corporations and their stockholders that the Company and Merger Sub combine into a single corporation through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger, this Agreement and the transactions contemplated hereby and the board of directors of the Company has determined to recommend that its stockholders adopt this Agreement;

WHEREAS, as a condition to the Closing, the requisite majority of the holders of Company Common Stock (as defined below) and of Company Preferred Stock (as defined below) shall have approved the Merger, this Agreement and the transactions contemplated hereby;

WHEREAS, pursuant to the Merger, the Company Common Stock and the Company Preferred Stock shall be converted into the right to receive cash and Parent Common Stock (as defined below) in the amounts, on the terms and subject to the conditions set forth herein;

WHEREAS, pursuant to the Merger, each vested and unvested option to purchase shares of Company Common Stock under any Company Option Plan which is outstanding and unexercised immediately prior to the Effective Time, shall be assumed by Parent, and the Company Options shall be converted into an option to purchase shares of Parent Common Stock in such number, at such exercise price and on the terms and subject to the conditions set forth herein;

WHEREAS, Parent, Merger Sub, the Company and the Stockholders’ Representative desire to make certain representations and warranties and other agreements in connection with the Merger; and

WHEREAS, as a condition and inducement to Parent and Merger Sub entering into this Agreement, each Founder (as defined below), concurrently with the execution and delivery of this Agreement, is entering into an employment agreement in the form of Exhibit B hereto (the “Employment Agreement”), dated as of the date of this Agreement, which shall be subject to the consummation of the Merger and shall become effective at the Effective Time (as defined below);

NOW, THEREFORE, in consideration of the premises, covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

I.

DEFINITIONS

SECTION 1.01. Certain Defined Terms. Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

“Accounting Referee” has the meaning set forth in Section 2.13(b).

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by or is under common control with the first Person.

“Aggregate Merger Consideration” has the meaning set forth in Section 2.04(a).

“Agreement” has the meaning set forth in the preamble hereto.

“Assets” means all the properties, assets and contract rights (including, without limitation, cash, cash equivalents, accounts receivable, inventory, equipment, office furniture and furnishings, trade names, trademarks and patents, contracts, agreements, licenses and real estate) of the Company, whether tangible or intangible, real, personal or mixed.

“Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3), whether or not subject to ERISA, Section 102 Plans, and any other employee benefit plan, policy, arrangement or individual agreement, sponsored, maintained or contributed to by the Company on behalf of any employee, officer, director, stockholder or service provider of the Company (whether current, former or retired) or their beneficiaries or with respect to which the Company has or could reasonably be expected to have any obligation or liability.

“Blocked Period” has the meaning set forth in Section 6.02(c).

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York or Tel Aviv, Israel are authorized or required by law to close.

“Cash Escrow Amount” means Seven Million Dollars ($7,000,000) to be deposited with the Escrow Agent to be held in escrow subject to the terms and conditions of the Escrow Agreement.

“Cash Merger Consideration” means Nine Million Dollars ($9,000,000).

“Certificate of Merger” has the meaning set forth in Section 2.01.

“Certificates” has the meaning set forth in Section 2.05.

“Charter Amendment” means an amendment to the Amended and Restated Certificate of Incorporation of the Company, which allows for the distribution of the Aggregate Merger Consideration in the manner contemplated by the Distribution Table.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.13(b).

“Closing Price” shall be equal to the closing stock price of a share of Parent Common Stock on the Nasdaq Capital Market as reported in The Wall Street Journal or, if not available, such other authoritative publication as may be reasonably selected by the Parent, on the trading date two Business Days preceding the Closing Date.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble hereto.

“Company Capital Stock” means Company Preferred Stock and Company Common Stock, taken together.

“Company Common Stock” has the meaning set forth in Section 3.03.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Parent prior to the execution of this Agreement and forming a part hereof.

“Company Financial Statements” has the meaning set forth in Section 3.07(a).

“Company Intellectual Property” means all patents (including, without limitation, all U.S. and foreign patents, patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof), design rights, trademarks, trade names and service marks (whether or not registered), trade dress, Internet domain names, copyrights (whether or not registered) and any renewal rights therefor, sui generis database rights, statistical models, technology, inventions, supplier lists, trade secrets, know-how, computer software programs or applications in both source and object code form, databases, technical documentation of such software programs, registrations and applications for any of the foregoing and all other tangible or intangible proprietary information or materials that were material to the Company’s business or are currently used in the Company’s business in any product, technology or process (i) currently being or formerly manufactured, published or marketed by the Company or (ii) previously or currently under development for possible future manufacturing, publication, marketing or other use by the Company.

“Company Licensed Intellectual Property” has the meaning set forth in Section 3.13(b).

“Company Material Adverse Effect” means any change in or effect on (i) the business of the Company that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to the business, assets, liabilities, financial condition, results of operations or prospects of the Company, or (ii) the ability of the Company to perform its obligations under this Agreement and any other Transaction Document to which it is a party or to consummate the Merger or the other transactions contemplated by this Agreement or any other Transaction Document to which it is a party, in each case, other than any such change or effect resulting from (1) conditions generally affecting (A) the Internet industry or (B) the economy, the financial or securities markets in general, or political conditions in the United States or Israel, (2) any acts of terrorism, military actions or war or other force majeure events, or (3) the announcement of, and the pendency of, this Agreement and the transactions contemplated hereby; provided, however, in the case of clauses (1) and (2) above, such change or effect will constitute a Company Material Adverse Effect only if it has a disproportionate material adverse effect on the Company.

“Company Options” has the meaning set forth in Section 2.04(e).

“Company Option Plans” means the Company’s 2003 Israeli Share Option Plan adopted by the Company’s Board of Directors on November 25, 2003 and the Company’s 2004 Israeli Share Option Plan adopted by the Company’s Board of Directors on November 29, 2004, each as in effect as of the date hereof or as such plan may be amended pursuant to the terms of this Agreement (provided that with respect to those employees, consultants or directors whose consent is required in connection with such amendments and who do not so consent, such amendments requiring consent for which consent is not so obtained will not apply to such non-consenting employees, consultants or directors).

“Company Permits” has the meaning set forth in Section 3.06.

“Company Preferred Stock” has the meaning set forth in Section 3.03.

“Company Software Programs” has the meaning set forth in Section 3.13(f).

“Company Subsidiary” has the meaning set forth in Section 3.01(b).

“Competing Transaction” means any of the following involving the Company (other than the transactions contemplated by this Agreement):

(i) any merger, consolidation, share exchange, business combination or other similar transaction involving 20% or more of the Assets of the Company and its Subsidiaries, taken as a whole or 20% or more of the outstanding voting securities of the Company;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the Assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions;

(iii) any Person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act) having been formed that beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding voting securities of the Company; or

(iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Confidentiality Agreement” means the confidentiality agreement dated March 2, 2007 between the Parent and the Company.

“Contracts” means, with respect to any Person, all agreements, undertakings, contracts, obligations, arrangements, promises, understandings and commitments (whether written or oral and whether express or implied) to which such Person is a party.

“Corporation” has the meaning set forth in Section 2.03.

“Damages” has the meaning set forth in Section 8.03.

“Defaulting Party” has the meaning set forth in Section 9.01(b).

“DGCL” has the meaning set forth in Section 2.01.

“Dissenting Shares” has the meaning set forth in Section 2.06.

“Distribution Table” means the table attached hereto as Schedule III which sets forth the allocation of the Merger Consideration among the Stockholders and the holders of Company Options. The Distribution Table is expected to be substantially similar to the Merger Consideration Allocation Certificate to be delivered at the Closing, except for changes to the Company’s capitalization caused by the exercise or forfeiture of outstanding options and payments, if any, to be made in accordance with Section 2.05(a)(i).

“$” means United States Dollars.

“Effective Time” has the meaning set forth in Section 2.01.

“Employment Agreements” means those Employment Agreements with the Founders, executed as part of the transactions contemplated hereby.

“Environmental Law” means any Law and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material, as in effect as of the date hereof.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means a reputable escrow agent to be appointed by Parent, subject to the approval of the Company, which approval shall not unreasonably be withheld.

“Escrow Agreement” means the Escrow Agreement substantially in the form attached hereto as Exhibit A to be entered into as of the Closing among the Parent, the Stockholders and the Escrow Agent.

“Escrow Tax Ruling” has the meaning set forth in Section 5.07(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Exchange Ratio” means a fraction, (X) the numerator of which is $40,000,000 divided by the Trailing Signing Average Price, and (Y) the denominator of which is the number of shares of capital stock of the Company on a fully-diluted basis.

“Expenses” means, with respect to any party hereto, all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of its obligations pursuant to this Agreement and the consummation of the transactions contemplated by this Agreement, and all other matters related to the transactions contemplated hereby.

“Final Closing Balance Sheet” has the meaning set forth in Section 2.13(b).

“Founders” means Inon Axel and Arthur Fuhrer.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date hereof.

“Governmental Entity” means any United States Federal, state or local or any foreign governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Grants” has the meaning set forth in Section 3.24.

“Hazardous Material” means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“Initial Merger Consideration” has the meaning set forth in Section 2.04(a).

“Initial Release Date” means the date one year following the Closing Date.

“Intellectual Property” means (a) trade secrets, inventions, know-how and processes, (b) patents (including all reissues, divisions, continuations and extensions thereof) and patent applications, (c) trademarks, trademark registrations, trademark applications, service marks, service mark registrations and service mark applications, (d) copyright registrations and copyright applications, and (e) domain names.

“IRS” means the United States Internal Revenue Service.

“ISA” means the Israel Securities Authority established pursuant to the Israel Securities Law.

“Israel Securities Law” means the Israel Securities Law, 1968.

“Israeli Employees” has the meaning set forth in Section 3.09(j).

“Israeli Escrow Tax Ruling” has the meaning set forth in Section 5.07(c).

“Israeli Options Tax Ruling” has the meaning set forth in Section 5.07(a).

“Israeli Securities Exemption” has the meaning set forth in Section 5.08.

“Israeli Tax Code” means the Israeli Income Tax Ordinance (New Version) - 1961 and the rules promulgated in connection therewith, as amended.

“Israeli Tax Rulings” has the meaning set forth in Section 5.07(c).

“Israeli Withholding Tax Ruling” has the meaning set forth in Section 5.07(b).

“ITA” means the Israel Tax Authority.

“Knowledge” and words of similar import mean, with respect to the Company, the actual knowledge, after reasonable inquiry, of any executive officer of the Company and, with respect to Parent, the actual knowledge, after reasonable inquiry, of Robert LoCascio or Timothy E. Bixby.

“Law” means any Federal, state, foreign or local statute, law, ordinance, regulation, rule, code, order, judgment, decree, other requirement or rule of law of the United States or any other jurisdiction, and any other similar act or law.

“Liability” means any and all claims, debts, liabilities, obligations and commitments of whatever nature, whether asserted or reasonably expected to be asserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whenever or however arising (including those arising out of any Contract or tort, whether based on negligence, strict liability or otherwise) regardless of whether the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.

“License Agreement” has the meaning set forth in Section 3.13(b).

“Lien” means any charge, claim, community property interest, condition, easement, covenant, contract, commitment, warrant, demand, encumbrance, equitable interest, lien, mortgage, option, purchase right, pledge, security interest, right of first refusal, or other rights of third parties or restriction of any kind, including without limitation any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Lock-up Agreements” means those Lock-up Agreements between the Parent and the Founders substantially in the form of Exhibit F hereto, executed as part of the transactions contemplated hereby.

“Material Contract” and “Material Contracts” have the meaning set forth in Section 3.10.

“Merger” has the meaning set forth in Section 2.01.

“Merger Consideration Allocation Certificate” has the meaning set forth in Section 2.04(g).

“Net Balance Sheet Adjustment” has the meaning set forth in Section 2.04(a).

“Net Working Capital” means (X) total consolidated assets of the Company and the Company Subsidiary as of the Effective Time, (Y) minus total consolidated liabilities of the Company and the Company Subsidiary as of the Effective Time, (Z) plus the amount specifically reserved on the audited consolidated balance sheet of the Company at December 31, 2006 in respect of the U.S. Withholding Liability, unless such reserve amount is changed in the preparation of the Final Closing Balance Sheet, in which case the actual reserve amount with regard to the U.S. Withholding Liability will be utilized. As used in this definition, the term U.S. Withholding Liability shall exclude “Damages.”

“Net Working Capital Certificate” has the meaning set forth in Section 2.13(a).

“Organizational Documents” has the meaning set forth in Section 3.02.

“Parent” has the meaning set forth in the preamble hereto.

“Parent Common Stock” means common stock, par value $0.01 per share, of Parent.

“Parent Indemnified Group” has the meaning set forth in Section 8.03(a).

“Parent Material Adverse Effect” means any change in or effect on the business of the Parent that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to (i) the business, assets, liabilities, financial condition or results of operations of the Parent, or (ii) the ability of the Parent to perform its obligations under this Agreement and any other Transaction Document to which it is a party or to consummate the Merger or the other transactions contemplated by this Agreement or any other Transaction Document to which it is a party, in each case, other than any such change or effect resulting from (1) conditions generally affecting the economy, the financial or securities markets in general, or political conditions in the United States or Israel, (2) any acts of terrorism, military actions or war or other force majeure events, or (3) the announcement of, and the pendency of, this Agreement and the transactions contemplated hereby; provided, however, in the case of clauses (1) and (2) above, such change or effect will constitute a Parent Material Adverse Effect if it has a disproportionate material adverse effect on the Parent.

“Parent SEC Documents” has the meaning set forth in Section 4.05(a).

“Parent Subsidiaries” has the meaning set forth in Section 4.01.

“Paying Agent” has the meaning set forth in Section 2.05(a).

“Per Share Merger Consideration” means the Initial Merger Consideration divided by the number of shares of capital stock of the Company on a fully diluted basis.

“Person” means an individual, corporation, partnership, private company, limited partnership, limited liability company, limited liability partnership, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or government or political subdivision, agency or instrumentality of a government.

“Principal Stockholder” means each of the persons or entities listed on Schedule I hereto. “Principal Stockholders” means each of the persons or entities listed on Schedule I hereto, collectively.

“Privacy Laws” has the meaning set forth in Section 3.25.

“Record Date” has the meaning set forth in Section 2.10.

“Representatives” has the meaning set forth in Section 5.03(a).

“Required Stockholder Consent” has the meaning set forth in Section 7.01(d).

“Re-Sale Registration Statement” has the meaning set forth in Section 6.01.

“Rule 144” has the meaning set forth in Section 6.01.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Section 102 Plan” means an incentive stock option plan intended to qualify under Section 102 of the Israeli Tax Code.

“Shares” has the meaning set forth in Section 6.01.

“Stock Escrow Amount” means 766,871 shares of Parent Common Stock, which number of shares shall be deposited with the Escrow Agent to be held in escrow, subject to the terms and conditions of the Escrow Agreement.

“Stock Merger Consideration” means 4,754,601 shares of Parent Common Stock, provided that the aggregate number of shares underlying the options to purchase Parent Common Stock issuable pursuant to Section 2.04(e) shall represent a portion of the Stock Merger Consideration, as more fully described in Section 2.04(e). In the event the Trailing Closing Average Price is less than $4.00 per share, and the parties hereto mutually agree to a different number of shares of Parent Common Stock pursuant to Section 9.01(e), then the number of shares of Parent Common Stock so mutually agreed upon shall constitute the Stock Merger Consideration.

“Stockholder” and “Stockholders” have the meaning set forth in the preamble hereto.

“Stockholder Representation Letter Agreements” means the agreements executed by each Stockholder and the Parent whereby such Stockholder represents and covenants to certain matters relating to the transactions contemplated by the Transaction Documents.

“Stockholders’ Representative” has the meaning set forth in the preamble hereto and in Section 2.15(a).

“Subsidiary” means, with respect to any Person, any corporation, private company, partnership, limited partnership, limited liability company, limited liability partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary of such Person) owns, directly or indirectly, a majority of the stock or other equity interests.

“Surviving Corporation” has the meaning set forth in Section 2.03.

“Suspension Event” has the meaning set forth in Section 6.02(d).

“Tax” or “Taxes” means (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, linkage differentials [hefresehi hatzmada], penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, national insurance, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges; (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; and (iii) any liability for the payment of amounts of the type described in (i) or (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person.

“Tax Return” means any return, statement or form (including, without limitation, any estimated tax reports or return, withholding tax reports or return and information report or return) required to be filed with respect to any Taxes.

“Terminating Company Breach” has the meaning set forth in Section 9.01(c).

“Terminating Parent Breach” has the meaning set forth in Section 9.01(d).

“Trading Restriction Administrator” has the meaning set forth in Section 2.14.

“Trading Restriction Agreements” has the meaning set forth in Section 2.14.

“Trailing Closing Average Price” means the average of the closing stock price of a share of Parent Common Stock on the Nasdaq Capital Market as reported in The Wall Street Journal or, if not available, such other authoritative publication as may be reasonably selected by the Parent, for the twenty trading days preceding the date that is two business days prior to the Closing Date.

“Trailing Signing Average Price” means the average of the closing stock price of a share of Parent Common Stock on the Nasdaq Capital Market as reported in The Wall Street Journal or, if not available, such other authoritative publication as may be reasonably selected by the Parent, for the twenty trading days preceding the date that is two business days prior to the date of this Agreement.

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, the Trading Restriction Agreements, the Lock-up Agreements and the Employment Agreements.

“U.S. Withholding Liability” means any liability for (i) Taxes, including amounts arising under Sections 1441, 1461 or 3406 of the Code and Treasury Regulations, or (ii) Damages, in each case only so far as (i) and (ii) relate to the failure by the Company or the Company Subsidiary to report payments made to U.S. and foreign persons, withhold Taxes on such payments or obtain documentation from such persons.

SECTION 1.02. Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (b) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, and to Exhibits, Schedules and other attachments, without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits, Schedules and other attachments to, this Agreement; (c) a reference to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears; (d) the words “herein”, “hereof”, “hereunder”, “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (e) the words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation”; and (f) all accounting terms used and not defined herein have the respective meanings given to them under GAAP.

II.

THE MERGER; CONVERSION OF SECURITIES

SECTION 2.01. The Merger; Effective Time of the Merger. Subject to the provisions of this Agreement, Merger Sub will be merged with and into Company (the “Merger”). A certificate of merger (the “Certificate of Merger”) shall be duly prepared, executed, and acknowledged by the parties and thereafter delivered to the Secretary of State of the State of Delaware, for filing, as provided in the Delaware General Corporation Law (the “DGCL”) as soon as practicable on or after the Closing Date (as defined below). The Merger shall become effective upon the acceptance for filing of the Certificate of Merger by the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the “Effective Time”). Solely for purposes of clarification, Company and the Stockholders’ Representative acknowledge and agree that Parent will have no obligation to make any payment pursuant to this Agreement until the Certificate of Merger has been certified in writing by the Secretary of State of the State of Delaware.

SECTION 2.02. Closing. The closing of the Merger (the “Closing”) shall take place as soon as practicable but no later than the third Business Day after satisfaction or waiver of the conditions set forth in Article VII (the “Closing Date”), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 399 Park Avenue, New York, NY 10022, unless another date or place is agreed to in writing by the parties hereto.

SECTION 2.03. Effect of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers of Surviving Corporation. At the Effective Time, (i) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into Company and Company shall continue as the Surviving Corporation and as an indirect subsidiary of Parent (subsequent to the Merger, Company is sometimes referred to herein as the “Surviving Corporation”), (ii) the Certificate of Incorporation and the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation, until thereafter amended as provided by Law and such Certificate of Incorporation or Bylaws; provided, however, that Article 1 of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the corporation is Kasamba, Inc. (the “Corporation”)”; (iii) the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation in each case until their respective successors shall have been duly elected, designated, or qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws, and (iv) the Merger shall, from and after the Effective Time, have all the effects provided by applicable law.

SECTION 2.04. Merger Consideration; Conversion of Company Preferred Stock and Company Common Stock.

(a) Merger Consideration. Subject to adjustment as set forth in Section 2.13 below and the deposit of the Cash Escrow Amount and the Stock Escrow Amount in accordance with the provisions of the Escrow Agreement, the aggregate consideration to be paid by Parent and Merger Sub hereunder shall consist of (A) the Stock Merger Consideration, plus (B) the Cash Merger Consideration (collectively, the “Initial Merger Consideration”). The Initial Merger Consideration and any adjustment to the Initial Merger Consideration necessitated by Section 2.13 (the “Net Balance Sheet Adjustment”) shall collectively be referred to as the “Aggregate Merger Consideration”. Each share of Company Preferred Stock and Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares (as defined below), treasury stock and those owned by any wholly-owned subsidiary of the Company) and all right in respect thereof shall automatically be canceled and retired and shall forthwith cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Preferred Stock or Company Common Stock shall cease to have any rights with respect thereto, except the right to receive a portion of the Aggregate Merger Consideration as provided in Sections 2.04(c) and 2.04(d) below.

(b) Merger Sub Common Stock. At the Effective Time and on the terms and subject to the conditions of this Agreement, each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, or the Company, be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of the Effective Time. Each stock certificate of Merger Sub evidencing ownership of any such shares shall remain outstanding and evidence ownership of shares of Surviving Corporation Common Stock.

(c) Company Preferred Stock. At the Effective Time and on the terms and subject to the conditions of this Agreement, (A) each share of Series A Preferred Stock of the Company issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, or the Company, be converted into the right to receive a portion of the Aggregate Merger Consideration as set forth in the Merger Consideration Allocation Certificate (as defined below); (B) each share of Series A-1 Preferred Stock of the Company issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, or the Company, be converted into the right to receive a portion of the Aggregate Merger Consideration as set forth in the Merger Consideration Allocation Certificate; and (C) each share of Series A-2 Preferred Stock of the Company issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, be converted into the right to receive a portion of the Aggregate Merger Consideration set forth in the Merger Consideration Allocation Certificate.

(d) Company Common Stock. At the Effective Time and on the terms and subject to the conditions of this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, or the Company, be cancelled and shall be converted into the right to receive a portion of the Aggregate Merger Consideration as set forth in the Merger Consideration Allocation Certificate.

(e) Company Options. At the Effective Time, each vested and unvested option to purchase shares of Company Common Stock under any Company Option Plan (the “Company Options”) which is outstanding and unexercised immediately prior to the Effective Time, other than the options set forth on Schedule II, which shall be exercised immediately prior thereto, shall be assumed by Parent, and the Company Options shall be converted into an option to purchase shares of Parent Common Stock in such number and at such exercise price as provided below and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the Merger contemplated hereby and except that all references in each such Company Option to Company shall be deemed to refer to Parent):

(i) the number of shares of Parent Common Stock to be subject to the new option shall be equal to the product of (x) the number of shares of Company Common Stock subject to the original Company Option immediately prior to the Effective Time and (y) the Exchange Ratio;

(ii) the exercise price per share of Parent Common Stock under the new option shall be equal to (x) the exercise price per share of Company Common Stock in effect under the original Company Option immediately prior to the Effective Time divided by (y) the Exchange Ratio; and

(iii) in effecting such assumption and conversion, the aggregate number of shares of Parent Common Stock to be subject to each assumed Company Option will be rounded down, if necessary, to the next whole share and the aggregate exercise price shall be rounded up, if necessary, to the next whole cent.

The aggregate number of shares underlying the options to purchase Parent Common Stock issuable pursuant to this Section 2.04(e) shall represent a portion of the Stock Merger Consideration.

Any adjustments provided herein with respect to options shall be effected in a manner consistent with applicable law and, to the extent applicable, that maintains any intended favorable tax treatment relating to such options that existed prior to such adjustment. The assumption of the outstanding Company Options in the Merger and their conversion into options for Parent Common Stock will not result in any accelerated vesting of those options or the shares purchasable thereunder, and the vesting schedule in effect for each Company Option immediately prior to the Effective Time (after giving effect to the acceleration provisions contained in the agreements identified in Sections 3.09(c)(1) and (2) of the Company Disclosure Schedule) shall remain in full force after the assumption thereof by Parent.

(f) Treasury Stock. At the Effective Time, each share of Company Preferred Stock and Company Common Stock held by the Company in its treasury shall be cancelled and extinguished without any conversion thereof.

(g) Company Capitalization Schedules. On the Closing Date, the Company shall deliver to Parent and Merger Sub separate schedules reflecting (i) a true and complete list of record holders of the issued and outstanding Company Preferred Stock, including the number of shares of each series of Company Preferred Stock held by such record holders, (ii) a true and complete list of record holders of the issued and outstanding Company Common Stock, including the number of shares of Company Common Stock held by such record holders, and (iii) a true and complete list of record holders of the Company Options, including the number of options held by such optionholders, as well as the grant dates, vesting schedules and strike prices of all outstanding options. Prior to the Parent making payment of the Merger Consideration, the Company shall execute and deliver to Parent a certificate setting forth the good faith calculation of the Company of the Per Share Merger Consideration and the aggregate Per Share Merger Consideration payable to each of the holders of Company Preferred Stock, Company Common Stock and Company Options (after giving effect to the provisions of Sections 2.05(a)(i) and (ii) hereof) (the “Merger Consideration Allocation Certificate”). The Merger Consideration Allocation Certificate shall be deemed to be a representation and warranty of the Company hereunder. In no event shall Parent be required to transfer the Merger Consideration unless and until the Merger Consideration Allocation Certificate has been executed and delivered by the Company and approved by Parent. Parent shall be entitled to rely entirely upon the Merger Consideration Allocation Certificate in connection with making payment of the Merger Consideration and no holder of Company Preferred Stock, Company Common Stock or Company Options shall be entitled to make any claim in respect of the allocation of the Merger Consideration made by Parent to or for the benefit of any holder of Company Preferred Stock, Company Common Stock or Company Options to the extent that the payment is made in a manner consistent with the Merger Consideration Allocation Certificate.

(h) Maximum Consideration to be Paid. Notwithstanding anything to the contrary contained in this Agreement, but subject, if any, to (i) the adjustment provided for in Section 2.13 hereof, (ii) the indemnification obligations of Parent contained in Article VIII and (iii) the provisions of Section 2.06 hereof, in no event shall Parent, Merger Sub or any Affiliate of Parent be required to pay any amount in excess of the Aggregate Merger Consideration. Without limiting the generality of the foregoing, in the event of any breach of the representations and warranties of the Company set forth in Sections 2.04(g) and 3.03 of this Agreement, whether such breach is as a result of any misstatement or omission in respect of the information set forth in Section 3.03 of the Company Disclosure Schedule or otherwise, the portion of the Aggregate Merger Consideration to be paid to each such holder under this Agreement shall be automatically equitably adjusted to accurately reflect the capitalization of the Company as of the Effective Time.

(i) Tax Treatment. Notwithstanding the foregoing, if the Cash Merger Consideration is less than or equal to 20% of the value (determined under U.S. federal income tax principles) of the Initial Merger Consideration or the Aggregate Merger Consideration, the Parent may, in its sole discretion, increase the Cash Merger Consideration with a corresponding decrease to the Stock Merger Consideration if the Parent concludes that such adjustment is appropriate in order for the Merger to be treated as a taxable stock purchase for U.S. federal income tax purposes. For these purposes, any reduction in the number of shares issued as Stock Merger Consideration shall increase the Cash Merger Consideration using a valuation for the reduced number of shares equal to the Closing Price times the number of shares so reduced, provided, that the Closing Price shall not be less than $6.52 .

SECTION 2.05. Exchange Procedures.

(a) The functions of making various payments required under this Agreement and the Escrow Agreement including, without limitation, the payment of the Stock Merger Consideration and Cash Merger Consideration in exchange for Certificates, shall be effectuated by a paying agent (the “Paying Agent”). The Paying Agent shall initially be ESOP Trust Company (“ESOP Trust Company”), provided, however, if in the reasonable judgment of the Stockholders’ Representative ESOP Trust Company is not able to satisfactorily fulfill its obligations as the Paying Agent or the Parent and the Stockholders’ Representative are unable to reach an agreement with ESOP Trust Company upon reasonable and customary terms reasonably acceptable to both the Parent and the Stockholders’ Representative, then the Stockholders’ Representative may select a different trust company at any time during the term of this Agreement or the Escrow Agreement, which replacement Paying Agent shall be reasonably acceptable to the Parent.

On the Closing Date, the Parent shall deliver to the Paying Agent, in trust for the benefit of the Stockholders, the Stock Merger Consideration and the Cash Merger Consideration minus (X) the Stock Escrow Amount, which shall be delivered to the Escrow Agent, and minus (Y) the Cash Escrow Amount, which shall be delivered to the Escrow Agent.

Immediately following the Closing, the Paying Agent shall use a portion of the Cash Merger Consideration to pay:

(i) any cash payments mutually agreed upon by the Parent and the Stockholders’ Representative; and

(ii) certain bonuses to current or former employees of the Company, in accordance with a schedule previously provided by the Company to the Parent (provided, however, that any material changes from such schedule shall be reasonably acceptable to the Parent), in an amount aggregating 10% of the difference between (X) the Cash Merger Consideration and (Y) the sum of the Cash Escrow Amount and any payments referred to in Section 2.05(a)(i), which shall be paid either by the Paying Agent or the Company, in the discretion of the Company.

In addition, on the Escrow Fund Distribution Date (as defined in the Escrow Agreement), the Escrow Agent shall remit to the Paying Agent 10% of the amount ultimately released from the Cash Escrow Amount, for payment of bonuses to certain current or former employees of the Company, pursuant to a schedule prepared by the Stockholders’ Representative and which shall be substantially consistent with a schedule previously provided by the Company to the Parent, provided, however, that any material changes from such schedule shall be reasonably acceptable to the Parent.

As soon as reasonably practicable after the Effective Time (but in no event later than 5 days following the Effective Time) and after the receipt by the Paying Agent of the Merger Consideration Allocation Certificate, the Parent shall cause the Paying Agent to mail (i) to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Preferred Stock or Company Common Stock (the “Certificates”) (A) a letter of transmittal, in customary form, which shall specify that delivery shall be effective only upon delivery of the Certificates to Paying Agent and that risk of loss and title to the Certificates shall remain with the Stockholder until such delivery, and (B) instructions for effecting the surrender of such Certificates in exchange for a portion of the Aggregate Merger Consideration. Upon surrender of a Certificate and a letter of transmittal (or other documentation in compliance with Section 2.08 hereof), as applicable, to the Paying Agent together, with respect to holders of Certificates, with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the stockholder delivering such documents shall be entitled to receive in exchange therefor (A) its respective portion of the Aggregate Merger Consideration (subject to the provisions of Sections 2.05(a)(i) and (ii), and Article VIII hereof), less the portion of the Aggregate Merger Consideration allocable to such stockholder that has been deposited in the Cash Escrow Amount and Stock Escrow Amount pursuant to Section 8.06, subject to the provisions of Sections 2.05(a)(i) and (ii) hereof, and (B) cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.07. No later than 5 Business Days prior to the Closing Date, Parent shall deliver the form of letter of transmittal to the Company and the Stockholders’ Representative and prior to the Closing shall make such changes to the form as either shall reasonably request. The final form of letter of transmittal shall be in a form reasonably acceptable to the Company and the Stockholders’ Representative. If requested by the Stockholders’ Representative, the Paying Agent shall promptly provide the Stockholders’ Representative with copies of the executed letters of transmittal. Notwithstanding the foregoing, the foregoing exchange procedures shall comply with such procedures as may be required by the Israeli Withholding Tax Ruling, if obtained, and shall permit Parent or the Paying Agent (after consultation with the Company) to require holders of Certificates to provide any declarations, information and/or certificates of exemption (or reduced withholding rates) (x) that are reasonably necessary to comply with the Israeli Withholding Tax Ruling, if obtained, or (y) that Parent or the Paying Agent reasonably believes are necessary in order for it to determine whether Parent, the Surviving Corporation or the Paying Agent is subject to any withholding requirements with respect to payments made to any particular Stockholder.

(b) If the Stock Merger Consideration and Cash Merger Consideration (or any portion thereof) is to be delivered to any Person other than the Person in whose name the Certificate formerly representing shares of Company Capital Stock surrendered therefor is registered, it shall be a condition to the right of such Person, other than the registered holder of a Certificate, to receive the Stock Merger Consideration and the Cash Merger Consideration payable with respect to such Certificate that (i) the Certificate be properly endorsed or otherwise be in proper form for transfer and (ii) the Person surrendering such Certificate shall pay any transfer or other Taxes required by reason of the receipt of the Stock Merger Consideration and the Cash Merger Consideration to a Person other than such registered holder or shall establish to the reasonable satisfaction of Parent and the Paying Agent that such Tax has been paid or is not applicable.

SECTION 2.06. Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary, any issued and outstanding shares of Company Preferred Stock or Company Common Stock held by persons who have exercised and perfected appraisal rights for such shares of Company Preferred Stock or Company Common Stock, as applicable, in accordance with applicable Law (“Dissenting Shares”) and as of the Effective Time have neither effectively withdrawn nor lost any right to such appraisal, shall not be converted into or represent a right to receive the Aggregate Merger Consideration payable under this Article II attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Preferred Stock or Company Common Stock held by them in accordance with applicable Law, unless and until such stockholders fail to perfect, effectively withdraw or otherwise lose their appraisal rights under applicable Law. Notwithstanding the foregoing, if any dissenting stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, such Dissenting Shares shall automatically be converted into and represent only the right to receive the Aggregate Merger Consideration and any other amounts payable under this Article II, without interest thereon, upon surrender of the Certificate or Certificates representing such Dissenting Shares in accordance with Section 2.05. The Company shall provide Parent notice, promptly after the Company’s receipt thereof, of any written demands for appraisal or payment of the fair value of any shares of Company Preferred Stock or Company Common Stock, as applicable, the withdrawal of such demands and any other related instruments served pursuant to applicable Law.

SECTION 2.07.  Fractional Shares. No fractional shares of Parent Common Stock will be issued pursuant to this Agreement, but in lieu thereof each holder of Company Preferred Stock or Company Common Stock who would otherwise be entitled to a fractional share of Parent Common Stock hereunder (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (a) such fractional share multiplied by (b) the Closing Price, less the amount of any withholding taxes which may be required thereon.

SECTION 2.08. Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, an agreement to indemnify against any claim that may be made against the Paying Agent Parent or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the portion of the Aggregate Merger Consideration and any other amounts payable under this Article II with respect to the Company Preferred Stock or Company Common Stock formerly represented thereby.

SECTION 2.09. Withholding Rights. Each of the Surviving Corporation, the Paying Agent, the Escrow Agent and Parent shall be entitled, with respect to payments made by each such entity, to deduct and withhold from the Aggregate Merger Consideration and any other amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Israeli Withholding Tax Ruling, if obtained, the Code, the Israeli Tax Code, the rules and regulations promulgated thereunder or under any applicable Law, provided that no withholding under Israeli Tax law will be made from any consideration payable hereunder to a holder of Company Preferred Stock or Company Common Stock to the extent that such stockholder has provided Parent or the Paying Agent with an appropriate unequivocal exemption or confirmation of a reduced withholding rate issued by the ITA or such other document, opinion or form which, in the sole discretion of Parent, is sufficient to enable Parent or the Paying Agent to reasonably conclude that no withholding or a reduced rate of withholding, as applicable, of Israeli Tax is required with respect to the particular holder of Company Preferred Stock or Company Common Stock in question, prior to the time such payment is made. Upon delivery of the Aggregate Merger Consideration, Parent or the Paying Agent shall deliver to the Stockholders’ Representative a statement of all amounts so withheld. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the stockholders or optionholders of the Company, as the case may be, in respect to which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be. Any amounts deducted and withheld pursuant to this Section 2.09 shall be remitted to the appropriate Taxing authority in accordance with applicable Law.

SECTION 2.10. Stock Transfer Books. The stock transfer books of the Company shall be closed two Business Days preceding the Closing Date (the “Record Date”) and there shall be no further registration of transfers of Company Preferred Stock or Company Common Stock thereafter on the records of the Company. In the event of a transfer of ownership of Company Preferred Stock or Company Common Stock prior to the Record Date which is not registered in the transfer records of the Company, the Aggregate Merger Consideration and any other amounts payable under this Article II shall be payable to such transferee if the Certificate representing such shares of Company Preferred Stock or Company Common Stock is presented to Parent, accompanied by all documents required to evidence and effect such transfer in the sole and reasonable discretion of Parent.

SECTION 2.11. Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, then, the allocation of the Aggregate Merger Consideration among the Stockholders shall be adjusted accordingly to provide to Parent and to the Stockholders the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange, dividend or increase.

SECTION 2.12. [Reserved.]

SECTION 2.13. Net Balance Sheet Adjustment.

(a) Within sixty (60) days after the Closing Date, Parent shall deliver to the Stockholders’ Representative a Closing Date Balance Sheet of the Company (the “Closing Date Balance Sheet”) prepared as of the Closing Date, in accordance with U.S. GAAP, consistently applied and on a basis consistent with the accounting practices and policies used to prepare the audited consolidated balance sheet of the Company at December 31, 2006. The Closing Date Balance Sheet shall be prepared by the Company’s external auditor as of the date hereof (Ernst & Young LLP) unless Parent elects to use another accounting firm, in which case Parent will be required to pay the fees and disbursements charged by that other accounting firm. The Stockholders’ Representative shall cooperate with the Parent in the preparation of the Closing Date Balance Sheet, including but not limited to providing access to any appropriate work papers or to the Company’s accountants and auditors. In addition, the Company shall deliver a certificate (the “Net Working Capital Certificate”) to the Stockholders’ Representative calculating the amount of Net Working Capital as of the Closing Date.

(b) The Stockholders’ Representative shall deliver to the Parent within thirty (30) days after receiving the Closing Date Balance Sheet a reasonably detailed statement describing all of its objections (if any) thereto and sufficient details describing the basis therefor. Failure of the Stockholders’ Representative to so object to the Closing Date Balance Sheet within such 30-day period shall constitute acceptance thereof, whereupon such Closing Date Balance Sheet shall be deemed to be the “Final Closing Balance Sheet” for purposes of this Agreement. If the Stockholders’ Representative does submit to Parent a statement of objections to the Closing Date Balance Sheet within such 30-day period, the Parent and the Stockholders’ Representative shall use reasonable efforts to resolve any such objections, but if they do not reach a final resolution within thirty (30) days after Parent has received the statement of objections from the Stockholders’ Representative, Parent and the Stockholders’ Representative shall select a nationally-recognized independent accounting firm, other than the respective regular independent accounting firms of Parent and the Company, mutually acceptable to them (the “Accounting Referee”) to resolve any remaining objections. If Parent and the Stockholders’ Representative are unable to agree on the choice of Accounting Referee, they shall select as Accounting Referee an internationally-recognized accounting firm by lot (after excluding their respective regular independent accounting firms). Parent and the Stockholders’ Representative shall use commercially reasonable efforts to cause the Accounting Referee to resolve, within sixty (60) days after appointment of the Accounting Referee, the matters on the Closing Date Balance Sheet which are the subject of dispute between Parent and the Stockholders’ Representative, and the Closing Date Balance Sheet shall be adjusted in accordance with the Accounting Referee’ determination and, as so adjusted, shall be the “Final Closing Balance Sheet” for purposes of this Agreement. Such determination by the Accounting Referee shall be conclusive and binding upon Parent and the Stockholders’ Representative. Parent and the Stockholders’ Representative shall share equally the fees and expenses of the Accounting Referee. The Parent and the Surviving Corporation shall make such information, personnel and resources available to the Stockholders’ Representative as may be reasonably necessary to enable the Stockholders’ Representative to review the Closing Date Balance Sheet; provided that the obligation of the Parent and the Surviving Corporation to provide such information, personnel and resources shall be limited to normal business hours with reasonable prior notice and in such a manner so as not to interfere unreasonably with the conduct of their business.

(c) If the amount of Net Working Capital, as set forth in the Final Closing Balance Sheet, is less than $0.00, then the Initial Merger Consideration shall be reduced by the amount by which the Net Working Capital is less than $0.00; provided; however, that the Parent may not make a claim for such reduction unless the aggregate amount by which the Net Working Capital is less than $0.00 equals $500,000 or greater, in which case the Parent shall have the right to a reduction of the full amount by which the Net Working Capital is less than $0.00, which amount shall be remitted by the Escrow Agent back to Parent pursuant to the terms of the Escrow Agreement.

(d) If the amount of Net Working Capital, as set forth in the Final Closing Balance Sheet, is greater than $0.00, then the Initial Merger Consideration shall be increased by the amount by which the Net Working Capital exceeds $0.00; provided; however, that the Stockholders’ Representative may not make a claim for such increase unless the aggregate amount by which the Net Working Capital exceeds $0.00 equals $500,000 or greater, in which case the Stockholders shall have the right to an increase of the full amount by which the Net Working Capital exceeds $0.00, which amount shall be paid by the Parent or the Surviving Corporation to the Paying Agent (for distribution to the Stockholders).

SECTION 2.14. Other Provisions Relating to Parent Common Stock. Except as otherwise permitted pursuant to the terms of Section 2.14(c) below, the shares of Parent Common Stock to be issued to the Principal Stockholders pursuant to this Agreement are subject to the provisions of a trading restriction agreement in favor of Parent substantially in the form of Exhibit E hereto (the “Trading Restriction Agreements”) to be signed by each Principal Stockholder as set forth below in clauses (a) - (c) below. The Trading Restriction Agreements shall be administered by a trading restriction administrator (the “Trading Restriction Administrator”). The Trading Restriction Administrator shall initially be ESOP-EXCELLENCE, an affiliate of ESOP Trust Company (“ESOP-EXCELLENCE”), provided, however, if in the reasonable judgment of the Stockholders’ Representative ESOP-EXCELLENCE is not able to satisfactorily fulfill its obligations as the Trading Restriction Administrator or the Parent and the Stockholders’ Representative are unable to reach an agreement with ESOP-EXCELLENCE upon reasonable and customary terms reasonably acceptable to both the Parent and the Stockholders’ Representative, then the Parent may select a different brokerage firm at any time during the term of the Trading Restriction Agreements, which replacement Trading Restriction Administrator shall be reasonably acceptable to the Stockholders’ Representative.

(a) One Trading Restriction Agreement shall be executed by the Principal Stockholders identified in Schedule I as Group 1 and such stockholders, collectively, shall be bound by the volume limitations provided therein, such Trading Restriction Agreement to govern the sales of Parent Common Stock by the members of Group 1 for the period commencing on the Initial Release Date and ending on the date three years after the Initial Release Date;

(b) A second Trading Restriction Agreement shall be executed by the Principal Stockholders identified in Schedule I as Group 2 and such stockholders, collectively, shall be bound by the volume limitations provided therein, such Trading Restriction Agreement to govern the sales of Parent Common Stock by the members of Group 2 for the period commencing on the Initial Release Date and ending on the date three years after the Initial Release Date; and

(c) A third Trading Restriction Agreement shall be executed by (a) all of the Principal Stockholders identified in Schedule I as Group 3A, and (b) such other Stockholders (referred to herein as Group 3B) who together with Group 1, Group 2 and Group 3A in the aggregate hold at least 90% of the capital stock of the Company on an outstanding shares plus vested options basis, provided, however, that, the Stockholders in Group 3B may not be members of Group 1, Group 2 or Group 3A (Group 1; Group 2; and Group 3A and Group 3B together, each individually a “Group” and, collectively, the “Groups”), and such stockholders and optionholders, collectively, shall be bound by the volume limitations provided therein, such Trading Restriction Agreement to govern the sales of Parent Common Stock by the members of Group 3A and Group 3B for the period commencing on the Closing Date and ending on the date three years after the Closing Date, it being understood that sales of Parent shares by Stockholders of any Group shall not be taken into account for purposes of the volume limitations applicable to any other Group.

SECTION 2.15. Stockholders’ Representative.

(a) Subject to the provisions of paragraph (c) below, Yoav Leibovich, hereby is irrevocably constituted and appointed as the sole, exclusive, true and lawful agent, representative and attorney-in-fact of all Stockholders and each of them (“Stockholders’ Representative”) with respect to any and all matters relating to, arising out of, or in connection with, the Transaction Documents (other than the Employment Agreements and Lock-up Agreements), including for purposes of taking any action or omitting to take action on behalf of Stockholders thereunder. All actions, notices, communications and determinations by or on behalf of Stockholders under such documents shall be given or made by Stockholders’ Representative and all such actions, notices, communications and determinations by Stockholders’ Representative shall conclusively be deemed to have been authorized by, and shall be binding upon, any of and all of the Stockholders.

(b) The Stockholders’ Representative will not be liable to any Stockholder for any act taken or omitted by it as permitted under this Agreement, except if such act is taken or omitted in bad faith or by willful misconduct. The Stockholders’ Representative will also be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles thereof). The Stockholders agree, severally but not jointly, to indemnify the Stockholders’ Representative for, and to hold the Stockholders’ Representative harmless against, any loss, liability or expense incurred without willful misconduct or bad faith on the part of the Stockholders’ Representative, arising out of or in connection with the Stockholders’ Representative’s carrying out its duties as representative for the Stockholders under this Agreement, including costs and expenses of successfully defending the Stockholders’ Representative against any claim of liability with respect thereto. In the event that any such amounts are not paid to the Stockholder Representative, the Stockholder Representative shall be entitled to receive such amounts from the remaining balance in the Stock Escrow Account and Cash Escrow Amount, but only after the termination of the applicable escrow period pursuant to the terms of the Escrow Agreement and satisfaction of any claims made by the Parent Indemnified Group. The Stockholders’ Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken and suffered by it in good faith and in accordance with the opinion of such counsel.

(c) If Stockholders’ Representative dies or becomes legally incapacitated, or, if the Stockholders’ Representative becomes unable or unwilling, for any reason, to serve as representative for the Stockholders, then such other Person or Persons as may be designated by Stockholders holding a majority of the voting interests of the Company, shall succeed the Stockholders’ Representative as the representative of the Stockholders in all matters under this Agreement and the transactions contemplated hereby. If at any time there shall not be a Stockholders’ Representative or Stockholders so fail to designate a successor Stockholders’ Representative, then Parent may have a court of competent jurisdiction appoint a Stockholders’ Representative hereunder.

(d) Without limiting the generality of the foregoing, Stockholders’ Representative is designated as the sole and exclusive agent, representative and attorney-in-fact for Stockholders for all purposes related to this Agreement (including (i) service of process upon Stockholders, (ii) executing and delivering to Parent or any other Person on behalf of any of or all Stockholders any and all instruments, certificates, documents and agreements with respect to the transactions contemplated by the Transaction Documents (other than the Employment Agreements and Lock-up Agreements), and any other instrument, certificate, document or agreement referred to in Section 7.02, and (iii) receipt of all notices on behalf of Stockholders with respect to any matter, suit, claim, action or proceeding arising with respect to the sale of the Shares or any transaction contemplated by the Transaction Documents (other than the Lock-up Agreements and the Employment Agreements), including the defense, settlement or compromise of any claim, action or proceeding pursuant to Article VIII), and Stockholders may act, with respect to all matters under the Transaction Documents (other than the Lock-up Agreements and Employment Agreements), only through the Stockholders’ Representative. Parent shall be entitled to rely on the authority of the Stockholders’ Representative as the agent, representative and attorney-in-fact of Stockholders for all purposes under the Transaction Documents (other than the Employment Agreements and Lock-up Agreements) and shall have no liability for any such reliance. None of Stockholders may revoke the authority of Stockholders’ Representative. Each Stockholder hereby ratifies and confirms, and hereby agrees to ratify and confirm, any action taken by Stockholders’ Representative in the exercise of the power-of-attorney granted to Stockholders’ Representative pursuant to this Section 2.15, which power-of-attorney, being coupled with an interest, is irrevocable and shall survive the death, incapacity or incompetence of such Stockholder. Any payment made to Stockholders’ Representative or the Paying Agent pursuant to any of the Transaction Documents (other than the Employment Agreements and Lock-up Agreements) shall be deemed to have been made to Stockholders (it being understood that all payments to the Stockholders will be made via the Paying Agent unless the Parent receives specific instructions to the contrary or as is otherwise specifically provided herein). Promptly after receiving any such payment, Stockholders’ Representative shall deliver to each Stockholder his, her or its pro rata portion of such payment. Without limiting the foregoing, Stockholders hereby covenant and agree to defend, indemnify and hold harmless the members of the Parent Indemnified Group from and against any Losses arising out of any claim that Stockholders’ Representative failed to distribute to Stockholders (or properly allocate among them) any payments received by Stockholders’ Representative under the Transaction Documents (other than the Employment Agreements and Lock-up Agreements).

III.

REPRESENTATIONS AND WARRANTIES AS TO
THE COMPANY

Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the Company Disclosure Schedule (the disclosures in any section or subsection of the Company Disclosure Schedule shall qualify other sections and subsections in this Article III only to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections) that:

SECTION 3.01. Organization and Qualification; Subsidiaries.

(a) The Company has been duly incorporated and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Kasamba Ltd. is a company duly organized and validly existing under the laws of the State of Israel and has all requisite corporate power and authority to carry on its business as it is now being conducted. Each of the Company and the Company Subsidiary is duly qualified or licensed to do business, and is in good standing (if applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except for Kasamba Ltd. (the “Company Subsidiary”), the Company does not own an equity interest in any corporation, partnership or joint venture arrangement or other business entity. All of the issued and outstanding share capital of the Company Subsidiary is owned by the Company.

(c) Neither the Company nor the Company Subsidiary carries on any business other than assisting consumers find expert help through online chat, phone service or e-mail communication.

SECTION 3.02. Certificate of Incorporation and Bylaws. True, complete and correct copies of the Company’s Certificate of Incorporation and bylaws and the Company Subsidiary’s charter or memorandum and articles of association or other organizational documents and bylaws (the “Organizational Documents”), each as amended, are included in Section 3.02 of the Company Disclosure Schedule. Such Organizational Documents are in full force and effect. Neither the Company nor the Company Subsidiary is in violation of any of the provisions of its Organizational Documents.

SECTION 3.03. Capitalization. The authorized capital stock of the Company consists of 4,000,000 shares of Common Stock, par value $0.01 per share (“Company Common Stock”), and 884,400 shares of Preferred Stock, par value $0.01 per share (“Company Preferred Stock”), of which 332,700 are designated as “Series A Preferred Stock,” 151,700 are designated as “Series A-1 Preferred Stock,” and 400,000 are designated as “Series A-2 Preferred Stock.” There are 1,382,000 shares of Company Common Stock currently issued and outstanding, 332,700 shares of Series A Preferred Stock currently issued and outstanding, 10 shares of Series A-1 Preferred Stock currently issued and outstanding, and 245,247 shares of Series A-2 Preferred Stock currently issued and outstanding. All of the currently issued and outstanding shares of Common Stock and Preferred Stock are duly authorized, validly issued, fully paid and nonassessable, and have been issued in full compliance with all securities laws, including the Israel Securities Law. Except for the Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock and the Company Common Stock and the Company Options, there are no shares of capital stock or other equity securities of the Company outstanding. Other than the Company Options, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock. There are no material outstanding contractual obligations of the Company to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Set forth on Schedule I to this Agreement is a complete capitalization table of the Company as of the date of this Agreement, listing the name of each holder of any outstanding equity securities, options, warrants or other rights relating to the capital stock of the Company and the number of shares, options, warrants or other rights owned by such holder.

SECTION 3.04. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, the other Transaction Documents, and all other instruments, certificates and agreements delivered or required to be delivered pursuant to this Agreement to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. With the exception of the Required Stockholder Consent, the execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or such Transaction Documents or to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which it is a party has been duly and validly executed and delivered by the Company. This Agreement and the other Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

SECTION 3.05. No Conflicts; Required Filings and Consents.

(a) Except as set forth in Section 3.05 of the Company Disclosure Schedule, the execution and delivery of this Agreement and the other Transaction Documents to which it is a party by the Company do not, and the performance by the Company of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate any provision of the Organizational Documents of the Company or the Company Subsidiary, (ii) conflict with or violate any Law applicable to the Company or the Company Subsidiary or by which any property or asset of the Company or the Company Subsidiary is bound or affected or (iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any material property or asset of the Company or the Company Subsidiary pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation in each case, with respect to clauses (ii) and (iii) of this Section 3.05(a), which will result in a Company Material Adverse Effect.

(b) Except as set forth in Section 3.05 of the Company Disclosure Schedule, no filing or registration with, or notification to, and no permit, authorization, consent or approval of, any Government Entity is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement except (i) such filings and consents as may be required under any Environmental Law pertaining to any notification, disclosure or required approval triggered by the transactions contemplated by this Agreement, (ii) such filings, registrations, notifications, permits, authorizations, consents or approvals that result from the specific legal or regulatory status of the Parent or as a result of any other facts that specifically relate to the business or activities in which the Parent is engaged other than the business of the Company and (iii) such other filings, registrations, notices, permits, authorizations, consents and approvals that if not obtained, made or given would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c) Except as set forth in Section 3.05(c) of the Company Disclosure Schedule, no consent of any third party is required by reason of the transactions contemplated by this Agreement, except where the failure to obtain such consent would not have a Company Material Adverse Effect.

SECTION 3.06. Permits; Compliance with Laws. Except as set forth in Section 3.06 of the Company Disclosure Schedule, the Company and the Company Subsidiary are in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, identification and registration numbers, approvals and orders of any Governmental Entity necessary for the Company and the Company Subsidiary to own, lease and operate its properties or to offer or perform its services or to develop, produce, store, distribute and market its products or otherwise to carry on its business as it is now being conducted (collectively, the “Company Permits”), except where the failure to have such Company Permits would not have a Company Material Adverse Effect, and, as of the date of this Agreement, none of the Company Permits has been suspended or cancelled nor is any such suspension or cancellation pending or, to the Company’s Knowledge, threatened. Neither the Company nor the Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or the Company Subsidiary or by which any property or asset of the Company or the Company Subsidiary is bound or affected or (ii) any Company Permits, in each case other than as would not result in a Company Material Adverse Effect. Section 3.06 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, all actions, proceedings or investigations pending or, to the Company’s Knowledge, threatened against the Company or the Company Subsidiary that could reasonably be expected to result in the suspension or cancellation of any other Company Permit. Since January 1, 2006, neither the Company nor the Company Subsidiary has received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws. To the Company’s Knowledge, the transactions contemplated hereby will not result in the suspension or cancellation of any Company Permit

SECTION 3.07. Financial Statements.

(a) Section 3.07 of the Company Disclosure Schedule includes copies of (i) the audited consolidated balance sheet of the Company at December 31, 2006, together with the related statement of operations, stockholders’ equity and cash flows for the year ended December 31, 2006 and the notes thereto and (ii) the unaudited consolidated interim balance sheet of the Company at March 31, 2007, together with the related statement of operations, stockholders’ equity and cash flows for the three months ended March 31, 2007 and the notes thereto along with a review report from the Company’s independent public accountants pursuant to Statement of Accounting Standards No. 100 (the “Company Financial Statements”). The Company Financial Statements: (i) were prepared in accordance with GAAP (except, with respect to the unaudited balance sheet and income statement, for the absence of notes thereto and for year-end adjustments) applied on a consistent basis throughout the periods covered thereby; (ii) present fairly the financial position, results of operations and cash flows of the Company as of such dates and for the periods then ended; and (iii) are correct and complete in all material respects, and can be reconciled with the books of account and records of the Company. The Company maintains and will continue to maintain an adequate system of internal controls established and administered in accordance with GAAP.

(b) Except as and to the extent set forth or reserved against on the audited balance sheet of the Company at December 31, 2006, neither the Company nor the Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent, committed or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice as reflected on the audited balance sheet of the Company at December 31, 2006.

SECTION 3.08. Absence of Certain Changes or Events. Except as set forth in Section 3.08 of the Company Disclosure Schedule, since December 31, 2006, each of the Company and the Company Subsidiary has conducted its business only in the ordinary course consistent with past practice and, since such date, there has not been (i) any Company Material Adverse Effect, (ii) any event that could reasonably be expected to prevent or materially delay the performance of the Company’s obligations pursuant to this Agreement and the consummation of the transactions contemplated hereby by the Company, (iii) any change by the Company or the Company Subsidiary in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of Company Preferred Stock or Company Common Stock or any redemption, purchase or other acquisition of any of the Company’s securities, (v) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of the Company or the Company Subsidiary, (vi) any issuance or sale of any stock, notes, bonds or other securities, or entering into any agreement with respect thereto, (vii) any amendment to the Company’s or the Company Subsidiary’s Organizational Documents, (viii) other than in the ordinary course of business consistent with past practice, any (x) purchase, sale, assignment or transfer of any material assets, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible, except for liens for Taxes not yet delinquent and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Company Material Adverse Effect, or (z) waiver of any rights of material value or cancellation of any material debts or claims, (ix) any incurrence of any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of the Company or the Company Subsidiary, (x) any entering into any transaction of a material nature other than in the ordinary course of business, consistent with past practice, (xi) any application made to a Governmental Entity for an advisory ruling, monetary grant or any other application that would have an impact on the financial position of the Company or the Company Subsidiary, or negotiation of, receipt of, or termination or cancellation of a government grant, (xii) any change in any Tax election, annual Tax accounting period, any method of Tax accounting, any filing of amended Tax Returns or claims for Tax refunds, any entry into a closing agreement relating to Taxes or any settlement of any Tax claim, audit or assessment, or any application or negotiation for or receipt of a Tax ruling or arrangement by the Company, its Subsidiaries or its stockholders or on their behalf, whether or not in connection with the Merger, except as explicitly contemplated in this Agreement, or (xiii) any negotiation or agreement by the Company or the Company Subsidiary to do any of the things described in the preceding clauses (i) through (xii).

SECTION 3.09. Employee Matters.

(a) Neither the Company nor the Company Subsidiary is party to any Contract regarding collective bargaining or other Contract with any labor or trade union or collective bargaining group representing any employee of the Company or the Company Subsidiary, nor, to the Company’s Knowledge, does any labor or trade union or collective bargaining agent represent any employee of the Company or the Company Subsidiary. No Contract regarding collective bargaining has been requested by, or is under discussion between management of the Company or the Company Subsidiary (or any management group or association of which the Company or the Company Subsidiary is a member or otherwise a participant) and any group of employees of the Company or the Company Subsidiary, nor are there any representation proceedings or petitions seeking a representation proceeding presently pending against the Company or the Company Subsidiary, nor, to the Company’s Knowledge, are there any other current activities to organize any employees of the Company or the Company Subsidiary into a collective bargaining unit. There are no unfair labor practice charges or complaints pending or, to the Company’s Knowledge, threatened against the Company or the Company Subsidiary.

(b) Section 3.09(b) of the Company Disclosure Schedule sets forth a true, accurate and complete list of the Company’s and each Company Subsidiary’s directors, officers, employees, consultants and independent contractors, and includes a listing of each of such director’s, officer’s and employee’s compensation terms (including, but not limited to date of commencement of employment, salary, bonuses, stock options and warrants (if any), social benefits, fringe benefits and accrued vacation). Except as set forth in Section 3.09(b) of the Company Disclosure Schedule, each of the Company’s and the Company Subsidiary’s employees works in Israel. Neither the Company nor the Company Subsidiary is delinquent in any material payment to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by any such employees. Except as indicated in Section 3.09(b) of the Company Disclosure Schedule, upon termination of the employment of any employees, neither the Company, the Company Subsidiary nor the Parent will by reason of the transaction contemplated pursuant to this Agreement or anything done prior to the Closing Date be liable to any of such directors, officer or employees for severance pay or any other payments (other than accrued salary, vacation or such pay in accordance with normal policies or amount required to be paid under applicable Laws).

(c) The Company has previously delivered to Parent true and complete copies of all employment, consulting, termination and severance Contracts with or for the benefit of, or otherwise relating to, any directors, officers, employees, consultants or independent contractors of the Company and the Company Subsidiary. Except as set forth on Section 3.09(c) of the Company Disclosure Schedule, none of the execution, delivery or performance of any Transaction Document by the Company or the consummation by the Company of the transactions contemplated hereby or thereby will result in any obligation to pay any directors, officers, employees, consultants, independent contractors, former directors, officers, employees, consultants or independent contractors of the Company or the Company Subsidiary severance pay or termination, retention or other benefits.

(d) Except as set forth on Section 3.09(d) of the Company Disclosure Schedule, no current employee has given notice to, or received notice from, the Company or any of its Representatives that any such employee’s employment or service may be terminated or advised the Company or any Company Subsidiary of an intention to give such notice to, or is expected to receive notice from, the Company, the Company Subsidiary or any of their Representatives that any such employee’s employment or service may be terminated.

(e) Except as set forth on Section 3.09(e) of the Company Disclosure Schedule, the Company has never maintained, contributed to or incurred any Liability under any Benefit Plan that is or was subject to ERISA or the U.S. Tax Code or any Foreign Pension Plan. There is no, nor has there ever been any, individual, person or entity that together with the Company has ever been treated as a single-employer within the meaning of Section 414(b), (c), (m) or (o) of the U.S. Tax Code or Section 4001(b) of ERISA.

(f) Section 3.09(f) of the Company Disclosure Schedule sets forth a current, accurate and complete list of each Benefit Plan.

(g) The Company has delivered or made available to Parent current, accurate and complete copies of (i) each Benefit Plan that has been reduced to writing and all amendments thereto and (ii) all trust agreements, insurance contracts, investment management agreements, investment advisory agreements, administrative services agreements or similar agreements maintained in connection with any Benefit Plan.

(h) No person previously employed by the Company or the Company Subsidiary has now or may have a right to return to work or a right to be reinstated or re-engaged by any applicable Law. Each of the Company and the Company Subsidiary has at all relevant times complied in all material respects with all its obligations under Law with respect to any aspect of the employment of its employees, including with respect to the health and safety at work of its employees, and, except as set forth in Section 3.09 of the Company Disclosure Schedule, there are no material claims pending or, to the Company’s Knowledge, capable of arising or threatened by any party in respect of any accident or injury which is not fully covered by insurance of the Company or the Company Subsidiary.

(i) To the Company’s Knowledge, no employees of the Company or the Company Subsidiary are in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or the Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others.

(j) With respect to employees of the Company or the Company Subsidiary who reside or work in Israel (the “Israeli Employees”), except as set forth in Section 3.09(j) of the Company Disclosure Schedule: (a) the employment of each Israeli Employee is subject to termination upon not more than thirty (30) days prior written notice under the termination notice provisions included in the employment agreement with such Israeli Employee or applicable legal requirements; (b) all obligations of the Company or the Company Subsidiary to provide statutory severance pay to all Israeli Employees pursuant to the Severance Pay Law (5723-1963) are fully funded or accrued on the Financial Statements; (c) no Israeli Employee’s employment by the Company or the Company Subsidiary requires any special license, permit or other governmental authorization; (d) there are no unwritten policies, practices or customs of the Company or the Company Subsidiary that, by extension, could reasonably be expected to entitle any Israeli Employee to benefits in addition to what such Israeli Employee is entitled to by applicable legal requirements or under the terms of such Israeli Employee’s employment agreement (including unwritten customs or practices concerning bonuses, the payment of statutory severance pay when it is not required under applicable legal requirements); (e) all amounts that Company or the Company Subsidiary is legally or contractually required either (i) to deduct from Israeli Employees’ salaries or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (ii) to withhold from their Israeli Employees’ salaries and benefits and to pay to any Governmental Authority as required by the ITA and National Insurance Law or otherwise, have, in each case, been duly deducted, transferred, withheld and paid, and neither the Company nor the Company Subsidiary have any outstanding obligation to make any such deduction, transfer, withholding or payment; (f) each of the Company and the Company Subsidiary is in compliance in all material respects with all applicable legal requirements and contracts relating to employment, employment practices, wages, bonuses, pension benefits and other compensation matters and terms and conditions of employment related to Israeli Employees, including but not limited to The Prior Notice to the Employee Law, 2002, The Notice to Employee (Terms of Employment) Law, 2002, the Prevention of Sexual Harassment Law, 1998, the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, and The Employment by Human Resource Contractors Law, 1996; and (g) neither the Company nor the Company Subsidiary has engaged any consultants, sub-contractors or freelancers. The Company and the Company Subsidiary are not subject to, and no employee of the Company or the Company Subsidiary benefits from, any extension order [tzavei harchava]. The Company has furnished to Parent (a) copies of all material agreements with Israeli human resource contractors, or with Israeli consultants, sub-contractors or freelancers; and (b) copies of material manuals and material written policies relating to the employment of Israeli Employees.

SECTION 3.10. Contracts. Section 3.10 of the Company Disclosure Schedule describes all Contracts to which the Company or the Company Subsidiary is a party or by which the Company or the Company Subsidiary is bound and that meet any of the following criteria (individually, a “Material Contract” and collectively, the “Material Contracts”):

(a) any sales, advertising, distribution or agency contract in excess of $24,000 over the life of the contract or in excess of $2,000 a month if the Contract is for a period of less than 12 months;

(b) any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contact in excess of $24,000 over the life of the contract or in excess of $2,000 a month if the Contract is for a period of less than 12 months;

(c) any contract providing for consideration in excess of $24,000 for which the current term extends beyond one year after the date of this Agreement;

(d) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(e) any contract for capital expenditures in excess of $24,000 in the aggregate;

(f) any contract limiting the freedom of the Company or the Company Subsidiary to engage in any line of business or to compete with any other corporation, partnership, limited liability company, trust, individual or other entity, or any confidentiality, secrecy or non-disclosure contract;

(g) any contract pursuant to which the Company or the Company Subsidiary is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property, pursuant to which payments in excess of $24,000 remain outstanding;

(h) any contract with an Affiliate;

(i) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent, committed or otherwise) or indebtedness of any other Person;

(j) any foreign currency forward exchange contracts;

(k) any employment contract, arrangement or policy (including without limitation any collective bargaining contract or union agreement) which may not be terminated on thirty (30) days notice or less without penalty (or any augmentation or acceleration of benefits); or

(l) any other contract which does not meet the foregoing criteria but which is material to the operations of the Company’s business or the Company Subsidiary’s business.

Each of the Company and the Company Subsidiary, as the case may be, has performed in all material respects all of the obligations required to be performed by it and is entitled to all benefits under, and has not received notice that it is in default in respect of any Material Contract. Each of the Material Contracts is valid and binding and in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or the Company Subsidiary, or to the Company’s Knowledge, with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under any Material Contract. True, correct and complete copies of all Material Contracts have been delivered to the Parent.

SECTION 3.11. Litigation. Except as set forth in Section 3.11 of the Company Disclosure Schedule, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Company’s Knowledge, threatened against the Company or any of its properties or any of its officers or directors (in their capacities as such) or relating to the business of the Company, nor is the Company aware that there is any basis for any of the foregoing. There is no judgment, decree or order against the Company or, or, to the Company’s Knowledge, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Company Material Adverse Effect. Section 3.11 of the Company Disclosure Schedule also lists all litigation that the Company has pending against other parties.

SECTION 3.12. Environmental Matters. To the Company’s Knowledge: (a) the Company and the Company Subsidiary are in material compliance with all applicable Environmental Laws and all Company Permits required by Environmental Laws; (b) all past noncompliance, if any, of the Company or the Company Subsidiary with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability; and (c) neither the Company nor the Company Subsidiary has released a Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by the Company or the Company Subsidiary, in violation of any Environmental Law.

SECTION 3.13. Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedule contains a true and complete list of the Company’s and the Company Subsidiary’s patents, patent applications, registered trademarks, trademark applications, trademarks, trade names, registered service marks, service mark applications, service marks, Internet domain names, Internet domain name applications, copyright registrations and applications and other filings and formal actions made or taken pursuant to Federal, state, local and foreign Laws by the Company or the Company Subsidiary to protect their interests in the Company Intellectual Property, and includes details of all due dates for further filings, maintenance, payments or other actions falling due in respect of the Company Intellectual Property within twelve (12) months of the Closing Date. All of the Company’s and the Company Subsidiary’s patents, patent applications, registered trademarks, trademark applications and registered copyrights remain in good standing with all fees and filings due as of the date hereof.

(b) The Company Intellectual Property contains only those items and rights which are: (i) owned by the Company or a Company Subsidiary; (ii) in the public domain; or (iii) rightfully used by the Company or a Company Subsidiary pursuant to a valid and enforceable license or other agreement (the “Company Licensed Intellectual Property”), the parties, date, term and subject matter of each such license or other agreement (each, a “License Agreement”) being set forth on Section 3.13(b) of the Company Disclosure Schedule. The Company has all rights in the Company Intellectual Property, including without limitation, rights to make, use, reproduce, modify, adopt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent and lease and, other than with respect to the Company Licensed Intellectual Property, assign and sell, the Company Intellectual Property.

(c) The use, reproduction, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Company Intellectual Property, product, work, technology, service or process as now used or offered or proposed for use, licensing or sale by the Company or the Company Subsidiary does not infringe on any proprietary or personal right of any Person such as patent, design right, trademark, trade name, service mark, trade dress, Internet domain name, copyright, database right, statistical model, technology, invention, supplier list, trade secret, know-how, computer software program or application of any Person, anywhere in the world. Neither the Company nor the Company Subsidiary has received notice of any pending or threatened claims (including offers to grant licenses) (i) challenging the validity, effectiveness or, other than with respect to the Company Licensed Intellectual Property, ownership by the Company of any Company Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, work, technology or process as now used or offered or proposed for use, licensing, sublicensing or sale by the Company, the Company Subsidiary or their agents or use by their customers infringes or will infringe on or misappropriate any intellectual property or other proprietary or personal right of any Person. To the Company’s Knowledge, no such claims have been threatened by any Person, nor are there any valid grounds for any bona fide claim of any such kind. All of the rights within the Company Intellectual Property are enforceable and subsisting. To the Company’s Knowledge, there is no unauthorized use, infringement or misappropriation of any Company Intellectual Property by any third party, employee or former employee.

(d) All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Company Intellectual Property on behalf of the Company or the Company Subsidiary, have executed nondisclosure agreements and either (i) have been a party to an enforceable agreement with the Company in accordance with applicable national and state Law that accords the Company full, effective, exclusive and original ownership of all tangible and intangible property as “works-for-hire,” arising from the efforts of such personnel, or (ii) have executed appropriate instruments of assignment in favor of the Company that have conveyed to the Company full, effective and exclusive ownership of all tangible and intangible property arising from the efforts of such personnel.

(e) Neither the Company nor the Company Subsidiary is, nor as a result of the execution or delivery of this Agreement, or performance of the Company’s obligations hereunder, will the Company or the Company Subsidiary be, in violation of any license, sublicense, agreement or instrument to which the Company or the Company Subsidiary is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of the Company’s obligations hereunder, cause the diminution, termination or forfeiture of any the Company Intellectual Property.

(f) Section 3.13(f) of the Company Disclosure Schedule contains a true and complete list of all the software programs used by the Company or the Company Subsidiary other than off-the-shelf mass market software (the “Company Software Programs”). Each of the Company and the Company Subsidiary owns full and unencumbered right and good, valid and marketable title to such Company Software Programs that it owns, free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind. Each of the Company and the Company Subsidiary has full and unrestricted rights to use the Company Software Programs that it licenses, pursuant to license agreements listed in Section 3.13(b) of the Company Disclosure Schedule.

(g) The source code and system documentation relating to the Company Software Programs have been maintained in strict confidence and (i) have been disclosed by the Company and the Company Subsidiary only to those of their employees and consultants who have a “need to know” the contents thereof in connection with the performance of their duties to the Company or the Company Subsidiary and who have executed nondisclosure agreements with the Company or the Company Subsidiary; and (ii) have been disclosed to only those third parties who have executed nondisclosure agreements with the Company or the Company Subsidiary.

(h) The Company Intellectual Property is free and clear of any and all mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances or charges of any kind.

(i) Except as set forth in Section 3.13(i) of the Company Disclosure Schedule, the Company does not owe nor will owe any royalties or other payments to third parties in respect of the Company Intellectual Property, including any Company Licensed Intellectual Property. All royalties or other payments that have accrued prior to the Closing Date have been paid.

(j) To the Company’s Knowledge, the Company Software Programs and other Company Intellectual Property contain no “viruses.” For the purposes of this Agreement, “virus” means any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware including, without limitation, worms, bombs, backdoors, clocks, timers, or other disabling device code, designs or routines which cause the software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command by any party.

(k) Except as specified on Section 3.13(k) of the Company Disclosure Schedule, no Company product (including any Company product currently under development) contains any code that is, in whole or in part, subject to the provisions of any license to software that is made generally available to the public without requiring payment of fees or royalties (including without limitation any obligation or condition under any “open source” license such as, without limitation, the GNU General Public License, GNU Lesser General Public License, Mozilla Public License or BSD licenses). No Company Intellectual Property is subject to any license terms that (i) require, or condition the use or distribution of any Company Intellectual Property on the disclosure, licensing or distribution of any source code for any portion of such Company Intellectual Property or (ii) except as set forth on Section 3.13(k) of the Company Disclosure Schedule, otherwise impose any limitation, restriction or condition on the right or ability of the Company or any Company Subsidiary to use or distribute any Company Intellectual Property owned by the Company.

(l) No funding, facilities or personnel of any Governmental Entity, including the Office of the Chief Scientist of the Israel Ministry of Industry, Commerce and Labor, were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property. Neither the Company nor the Company Subsidiary, nor, to the Company’s Knowledge, any of their respective shareholders, is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company or any Company Subsidiary or shareholder thereof to grant or offer to any third party any license or right to such Company Intellectual Property.

(m) The business of the Company and the Company Subsidiary as currently conducted does not require either of them to obtain a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended, or otherwise.

SECTION 3.14. Taxes.

(a) All Tax Returns required to be filed by, with respect to, or on behalf of the Company, the Company Subsidiary or any of their predecessor corporations, or any consolidated, combined, affiliated or unitary group of which the Company or the Company Subsidiary is or has ever been a member, have been timely filed with the appropriate tax authorities. Except as disclosed in Section 3.14(a) of the Company Disclosure Schedule, any requests for extensions of time to file a Tax Return that has not been filed have been timely filed and any such extensions have been granted and have not expired. All such Tax Returns were true, correct and complete in all material respects.

(b) All Taxes required to be paid by, with respect to, or on behalf of the Company and the Company Subsidiary have been paid (without regard to whether a Tax Return was or is required) or are being contested in good faith (and such contest is disclosed on Section 3.14(b) of the Company Disclosure Schedule). The unpaid Taxes of the Company and the Company Subsidiary do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Financial Statements.

(c) To the Knowledge of the Company and the Company Subsidiary, there are no Liens on any of the assets of the Company or the Company Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

(d) Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, each of the Company and the Company Subsidiary have timely withheld proper and accurate amounts from its employees, independent contractors, directors, customers, suppliers, stockholders and others from whom it is or was required to withhold Taxes, including without limitation social security and Israeli national insurance, in compliance in all material respects with all applicable Laws, have timely paid all such withheld amounts to the appropriate taxing authorities, and have timely complied with all information reporting and back-up withholding requirements including maintenance of the required records with respect thereto, in connection with amounts paid to any such persons.

(e) Israel is the only country in which the Company Subsidiary regularly conducts trade or business and whose tax authorities may seek to charge Tax on the worldwide profits or gains of the Company Subsidiary. The United States is the only country in which the Company regularly conducts trade or business and whose tax authorities may seek to charge Tax on the worldwide profits or gains of the Company. Each of the Company and the Company Subsidiary (i) is, and has always been, resident for Tax purposes solely in the jurisdiction in which it is incorporated; and (ii) has never had any agency, branch, place of business, or representative office in any other jurisdiction. Section 3.14(e) of the Company Disclosure Schedule sets forth each state, federal or national jurisdiction in which, to the Knowledge of the Company, the Company or any Company Subsidiary is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis.

(f) Neither the Company nor the Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment, collection or deficiency.

(g) The Company has delivered to the Parent true and complete copies of all federal, state local and foreign income or franchise Tax Returns, and any value added or state sales and use Tax Returns for or including the Company and the Company Subsidiary for all periods after December 31, 2002.

(h) Neither the Company nor the Company Subsidiary has received notice in writing that it has not filed a Tax Return or paid Taxes required to be filed or paid, and no tax authority of a jurisdiction in which it does not file Tax Returns has asserted that it may be obligated to file Tax Returns in that jurisdiction. No examination or audit of any Tax Return of the Company or the Company Subsidiary by any Governmental Entity is currently in progress, threatened in writing or, to the Knowledge of the Company, contemplated.

(i) Neither the Company nor the Company Subsidiary is a party to, or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. The Company Subsidiary is, and has always been, classified as an association taxable as a corporation for U.S. Tax purposes. None of the assets of the Company or the Company Subsidiary is an interest in an entity that is characterized as a partnership for U.S. federal income Tax purposes.

(j) Neither the Company nor the Company Subsidiary has been or is required to make any adjustment pursuant to Code Section 481(a) or any similar provision of state, local or foreign tax law by reason of any change in any accounting methods, there is no application pending with any taxing authority requesting permission for any changes in any of its accounting methods for Tax purposes and no taxing authority has proposed any such adjustment or change in accounting method.

(k) Neither the Company nor the Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l) Neither the Company nor the Company Subsidiary (1) is or has been a member of an affiliated or similar group filing, or required to file, a consolidated, combined, unitary or similar income Tax Return, or (2) has any liability for Taxes of any person under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by agreement or otherwise.

(m) Neither the Company nor the Company Subsidiary has participated in a “reportable transaction” as described in Treasury Regulations section 1.6011-4. The Company Subsidiary has not undertaken since January 1, 2007 any transaction which will require special reporting in accordance with the Israeli Income Tax Regulations (Tax Planning Requiring Reporting)(Temporary Provisions), 2006 regarding aggressive tax planning.

(n) Except as contemplated in Section 5.07 or with respect to the U.S. Withholding Liability, there are no tax rulings, requests for rulings or closing agreements relating to the Company or the Company Subsidiary that could affect their liability for Taxes for any period after the Closing Date, nor to the Company’s Knowledge has any shareholder of the Company or anyone acting on its or their behalf requested or received a ruling from any Tax authority or signed a closing or other agreement with any Tax authority with respect to such shareholder’s shares and options in the Company. Neither the Company nor the Company Subsidiary will be required to include in the gross income, or exclude any item of deduction, for a taxable period ending after the Closing Date income or gain attributable to a prior taxable period that was not recognized in that prior Taxable period as a result of the installment method, the completed contract method or the cash method of accounting, any other method of accounting, section 263A of the Code, any prepaid amount, or any intercompany transaction. The Company has provided to the Parent complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of any of the Company or the Company Subsidiary, and relating to Taxes for all Taxable periods for which the statute of limitations has not yet expired.

(o) The shares of the Company do not constitute a United States real property interest within the meaning of IRC Section 897. The Company is not, and has not been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(p) Neither the Company nor any of the Company Subsidiaries has paid or has any obligation to pay, and no payments will be made in connection with the transactions contemplated by this Agreement of, any amount that constitutes an excess parachute payment within the meaning of Code section 280G.

(q) To the Knowledge of the Company, neither the Company nor the Company Subsidiary has treated as an independent contractor any Person not properly classified as such.

(r) There is no outstanding power of attorney of the Company or the Company Subsidiary with respect to Taxes.

(s) Neither the Company nor the Company Subsidiary has ever requested or received any Tax benefit or incentive under the laws of the State of Israel.

(t) To the Company’s Knowledge, there has been no indication from any Tax authority that the consummation of the Merger would adversely affect the ability of the Company or the Company Subsidiary to set off for Tax purposes in the future any and all losses accumulated by Company or the Company Subsidiaries as of the Effective Time. There is no limitation on the utilization by the Company or the Company Subsidiary of their respective net operating losses, built-in losses, Tax credits, or similar items (other than any such limitation prescribed under applicable Law or arising as a result of the consummation of the transactions contemplated by this Agreement).

(u) The Company and its shareholders are not subject to any restrictions or limitations pursuant to Part E2 of the Israeli Tax Code or pursuant to any tax ruling made with reference to the provisions of Part E2 (other than any restrictions or limitations contained in, or as a result of, the Israeli Withholding Tax Ruling).

(v) The Company and the Company Subsidiary are in material compliance with all transfer pricing requirements in the United States and Israel. None of the transactions between the Company or the Company Subsidiary and other related Persons (including the Affiliates) would reasonably be expected to be subject to any material adjustment, apportionment, allocation or recharacterization under Section 482 of the Code or any similar U.S. state or local or non-U.S. Legal Requirement, and all of such transactions have been effected on an arm’s length basis. Each of the Company and the Company Subsidiary has contemporaneous documentation of, and the Company has made available to Parent, all transfer pricing methodologies, including a transfer pricing analysis or study for each material or ongoing intercompany or related party transaction. The Company has made available to Parent all intercompany Contracts relating to transfer pricing.

SECTION 3.15. Insurance. Each of the Company and the Company Subsidiary is presently insured, and since inception has been insured, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of the Company and the Company Subsidiary provide adequate coverage against loss. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. The Company has heretofore furnished to the Parent a complete and correct list as of the date hereof of all insurance policies maintained by the Company and the Company Subsidiary, and has made available to the Parent complete and correct copies of all such policies, together with all riders and amendments thereto. All such policies are in full force and effect and all premiums due thereon have been paid to the date hereof. Each of the Company and the Company Subsidiary has complied in all material respects with the terms of such policies. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. The Company is not aware of any facts or circumstances which could reasonably be expected to result in the denial of insurance coverage under policies issued to the Company or the Company Subsidiary in respect of such suits, claims, actions, proceedings and investigations.

SECTION 3.16. Properties. Except as set forth in Section 3.16 of the Company Disclosure Schedule, each of the Company and the Company Subsidiary has good and marketable title to all of its properties and assets, free and clear of all material Liens, whether tangible or intangible, real, personal or mixed, reflected in the Company Financial Statements as being owned by the Company or the Company Subsidiary as of the date thereof, other than (i) any properties or assets that have been sold or otherwise disposed of in the ordinary course of business since the date of such financial statements, (ii) Liens disclosed in the notes to the Company Financial Statements and (iii) Liens arising in the ordinary course of business after the date of such financial statements. All properties used in the Company’s and the Company Subsidiary’s operations are reflected in the balance sheets included in the Company Financial Statements to the extent GAAP require the same to be reflected. All buildings, and all fixtures, equipment and other property and assets that are material to its business on a consolidated basis, and held under leases or sub-leases by the Company or the Company Subsidiary, are held under valid instruments enforceable against the Company or the Company Subsidiary in accordance with their respective terms, subject to applicable Laws of bankruptcy, insolvency or similar Laws relating to creditors’ rights generally and to general principles of equity (whether applied in a proceeding in law or equity). Substantially all of the Company’s and Company Subsidiary’s equipment in regular use has been reasonably maintained and is in serviceable condition, reasonable wear and tear excepted. The Company owns or has the valid and subsisting right to use all assets and properties necessary to operate the Company’s business in the manner presently conducted.

SECTION 3.17. Affiliates. Section 3.17 of the Company Disclosure Schedule sets forth the names and addresses of each Person who is, in the Company’s reasonable judgment, an Affiliate of the Company. The Company is not indebted to, nor does it owe any contractual commitment or arrangement to, with or for the benefit of, any director, officer, employee, Affiliate or agent of the Company or the Company Subsidiary (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses). To the Company’s Knowledge, no current or former director, officer, employee, Affiliate or agent of the Company is presently, or, in the last three years has been, the direct or indirect owner of an interest in any corporation, firm, association, or business organization which is a present (or potential) competitor, supplier or customer of the Company or the Company Subsidiary. Except for normal salaries and bonuses and reimbursement of ordinary expenses, since December 31, 2006, neither the Company nor the Company Subsidiary has made any payments, loans or advances of any kind, or paid any dividends or distributions of any kind, to or for the benefit of the Stockholders, or any of their respective affiliates, associates or family members.

SECTION 3.18. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

SECTION 3.19. Certain Business Practices. Neither the Company, the Company Subsidiary, nor, to the Company’s Knowledge, any directors, officers, agents or employees of the Company or the Company Subsidiary (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

SECTION 3.20. Accounts Receivable. Subject to any reserves set forth in the Company Financial Statements, the accounts receivable shown on the Company Financial Statements represent bona fide claims for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in the Company Financial Statements was calculated in accordance with GAAP and in a manner consistent with prior periods and is sufficient to provide for any losses which may be sustained on realization of the receivables.

SECTION 3.21. Customers and Suppliers. No customer which individually accounted for more than 1% of the Company’s gross revenues during the 12-month period preceding the date hereof has canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate or decrease its relationship with the Company, or has decreased materially its relationship with the Company or its usage of the services or products of the Company, as the case may be.

SECTION 3.22. Grants, Incentives and Subsidies. Neither the Company nor the Company Subsidiary has received any grants, incentive and subsidy programs (“Grants”) from any Governmental Authority. Neither the Company nor the Company Subsidiary is subject to any obligation to pay royalties in connection with sales of its products.

SECTION 3.23. Bank Accounts. Section 3.23 of the Company Disclosure Schedule contains a complete and correct list of each bank account or safe deposit box of the Company, the names and locations of all banks in which the Company has accounts or safe deposit boxes, and the names of all persons authorized to draw thereon or to have access thereto.

SECTION 3.24. Books and Records. The books of accounts, minute books, stock record books, and other records of the Company have been maintained in accordance with sound business practices in all material respects. The stock or ownership records of the Company as presented to Parent fairly and accurately reflect the record ownership of all of its outstanding shares of capital stock and securities convertible or exercisable into shares of capital stock.

SECTION 3.25. Customer and Expert Listing. Section 3.25 of the Company Disclosure Schedule contains a complete listing of the 20 largest revenue-generating customers and the 20 largest revenue-generating experts for each of the fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006.

SECTION 3.26. Privacy and Data Security. The Company has provided true and correct copies of all privacy policies adopted by the Company or the Company Subsidiary in connection with its operations. Each of the Company and the Company Subsidiary (i) has complied with all Privacy Laws and other laws regarding the disclosure of data, (ii) has not violated its applicable privacy policies and (iii) has taken commercially reasonable steps to protect and maintain the confidential nature of the personal information provided to the Company or the Company Subsidiary in accordance with its applicable privacy policies. For purposes of this section, “Privacy Laws” shall mean any law related to the protection, privacy and security of sensitive personal information, including without limitation, the Gramm-Leach-Bliley Act, the European Union Data Protection Directive, Israel’s Protection of Privacy Act, 1981 and any similar federal, state or foreign law or regulation.

SECTION 3.27. No Conflict with OFAC Laws. Neither the Company nor the Company Subsidiary nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or the Company Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). In addition, neither the Company nor the Company Subsidiary nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or the Company Subsidiary, has undertaken any transaction that is in violation of any applicable OFAC sanctions regulations, as set forth under 31 CFR Chapter V.

SECTION 3.28. Representations Complete. None of the representations or warranties made by the Stockholders or the Company herein or in any Company Disclosure Schedule hereto, or certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

IV.

REPRESENTATIONS AND WARRANTIES OF PARENT

The Parent represents and warrants to the Company and the Stockholders as follows:

SECTION 4.01. Organization and Qualification; Subsidiaries. The Parent and each directly and indirectly owned Subsidiary of the Parent (the “Parent Subsidiaries”) has been duly incorporated or otherwise organized and is validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Parent, and each Parent Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.02. Capitalization.

(a) The authorized capital stock of the Parent consists of (i) 100,000,000 shares of the Parent Common Stock, of which 42,928,944 shares were issued and outstanding at March 31, 2007, and (ii) 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares were issued and outstanding at March 31, 2007. All of the outstanding shares of the Parent Common Stock have been validly issued and are fully paid and nonassessable and not subject to preemptive rights.

(b) All of the shares of the Parent Common Stock to be issued to the Stockholders in connection with the transactions contemplated hereby, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and not subject to any contractual restriction, preemptive rights or similar contractual rights granted by the Parent (other than those restrictions set forth in the Lock-up Agreements and in the Trading Restriction Agreements).

SECTION 4.03. Authority Relative to this Agreement. The Parent has all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Document to which it is a party by the Parent and the consummation by the Parent of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Parent are necessary to authorize this Agreement or any other Transaction Document to which the Parent is a party or to consummate such transactions. This Agreement has been, and each other Transaction Document to which it is a party will be, duly executed and delivered by the Parent. Assuming the due authorization, execution and delivery by the Company and the Stockholders, this Agreement constitutes, and each other Transaction Document to which it is a party will constitute, legal, valid and binding obligations of the Parent, enforceable against the Parent in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

SECTION 4.04. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Parent and the execution and delivery of each other Transaction Document to which it is a party by the Parent, do not, and the performance by the Parent of its obligations hereunder and/or thereunder, as the case may be, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate any provision of the Organizational Documents of the Parent or any equivalent organizational documents of any Parent Subsidiary, (ii) conflict with or violate any Law applicable to the Parent or any other Parent Subsidiary or by which any property or asset of the Parent or any Parent Subsidiary is bound or affected or (iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any material property or asset of the Parent or any Parent Subsidiary pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation in each case, with respect to clauses (ii) and (iii) of this Section 4.04(a), which will result in a Parent Material Adverse Effect.

(b) Assuming the accuracy of the representations and warranties set forth in Article III and in the Stockholder Representation Letter Agreements, the execution and delivery of this Agreement by the Parent do not, and the execution of each other Transaction Document to which it is a party will not, and the performance by the Parent of its obligations hereunder and the consummation of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing by the Parent with or notification by the Parent to, any Governmental Entity.

SECTION 4.05. SEC Filings.

(a) Parent has filed or furnished all forms, reports and documents (the “Parent SEC Documents”) required to be filed or furnished by it under the Exchange Act.

(b) At the time of filing thereof, the Parent SEC Documents complied as to form in all material respects with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

SECTION 4.06. Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, since the date of Parent’s most-recently filed Form 10-Q, there has not been (a) any condition, event, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or which would reasonably be expected to prevent, hinder or materially delay the ability of the Parent to consummate the transactions contemplated hereby, or (b) any event pursuant to which the Parent or any Parent Subsidiary has incurred any material liabilities (direct, contingent or otherwise) or engaged in any material transaction or entered into any material agreement, in each case, outside of the ordinary course of business which, individually or in the aggregate, would be reasonably expected to have a Parent Material Adverse Effect.

SECTION 4.07. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Parent.

SECTION 4.08. S-3 Eligibility. Parent is currently eligible to register the resale of Parent Common Stock to be issued to the Stockholders in connection with this Agreement on a registration statement on Form S-3 under the Securities Act.

SECTION 4.09. Representations Complete. None of the representations or warranties made by the Parent herein or in any certificate furnished by the Parent pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

V.

COVENANTS

SECTION 5.01. Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Closing Date, unless the Parent shall otherwise agree in writing, (x) the businesses of the Company and the Company Subsidiary shall be conducted only in, and neither the Company nor the Company Subsidiary shall take any action except in, the ordinary course of business consistent with past practice and (y) the Company shall use its reasonable efforts to keep available the services of such of the current officers, significant employees and consultants of the Company and the Company Subsidiary and to preserve the current relationships of the Company and the Company Subsidiary with such of the corporate partners, customers, suppliers and other Persons with which the Company or the Company Subsidiary has significant business relations in order to preserve substantially intact its business organization. By way of amplification and not limitation, the Company shall not, between the date of this Agreement and the Closing Date, directly or indirectly, do, or agree to do, or cause the Company Subsidiary to do, any of the following without the prior written consent of the Parent, which consent shall not be unreasonably withheld, or as expressly contemplated by this Agreement:

(a) amend or otherwise change its Organizational Documents;

(b) (i) other than with respect to currently outstanding Company Options, issue or sell or authorize the issuance or sale of any shares of capital stock of the Company of any class, or securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company; or (ii) pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the pledge, disposition, grant, transfer, lease, license or encumbrance of any property or assets of the Company, except sales of inventory in the ordinary course of business consistent with past practice;

(c) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or Person or any division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money or make any loans or advances material to the business, assets, liabilities, financial condition or results of operations of the Company, other than pursuant to existing agreements which have been disclosed to Parent in the Company Disclosure Schedule; (iii) terminate, cancel or request any material change in, or agree to any material change in, any Material Contract or License Agreement; (iv) make or authorize any capital expenditure, other than capital expenditures in the ordinary course of business consistent with past practice that have been budgeted for fiscal year 2007 and included in the 2007 budget previously provided to the Parent, and that are not, in the aggregate, in excess of $100,000 for the Company; or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.01(c);

(d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or outstanding options;

(e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or outstanding options;

(f) amend the terms of, repurchase, redeem or otherwise acquire, any of its securities or propose to do any of the foregoing;

(g) except as required to comply with obligations under existing agreements of the Company as in effect on the date hereof, which obligations are specifically disclosed to Parent in the Company Disclosure Schedule, (i) increase the compensation payable or to become payable to its directors, officers, consultants or employees; (ii) grant any rights to severance or termination pay to its directors, officers, consultants or employees; or (iii) enter into any employment or severance agreement which provides benefits upon a change in control of the Company that would be triggered by the transactions contemplated hereby with, any director, officer, consultant or other employee of the Company or the Company Subsidiary, in each case who is not currently entitled to such benefits; (iv) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee of the Company or the Company Subsidiary, except to the extent required by applicable Law or the terms of a collective bargaining agreement; or (v) enter into or amend any contract, agreement, commitment or arrangement between the Company or the Company Subsidiary and any of the Company’s directors, officers, consultants or employees;

(h) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent, committed or otherwise) in excess of $12,500, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against on the audited consolidated balance sheet of the Company at December 31, 2006 previously presented to the Parent;

(i) make any change with respect to the Company’s accounting policies, principles, methods or procedures, including, without limitation, revenue recognition policies, other than as required by GAAP;

(j) make any Tax election, settlement or compromise in connection with any Tax liability in excess of $12,500, or make any application for, negotiate or receive a Tax ruling or arrangement, whether or not in connection with the Merger, on the Company’s own behalf or on behalf of any of its shareholders in connection with the Merger, in each case, except as explicitly contemplated in this Agreement;

(k) make any Tax election, settlement or compromise with respect to the U.S. Withholding Liability, except in accordance with the procedures set forth in Sections 5.06(d);

(l) cancel or terminate any insurance policy naming it as a beneficiary or a loss payee, except in the ordinary and usual course of business;

(m) maintain the books and records of the Company in a manner not consistent with past business practices;

(n)  take any action which would materially adversely affect the goodwill of its suppliers, customers and others with whom it has business relations;

(o) fail to pay and perform all of its debts, obligations and liabilities as and when due and all leases, agreements, contracts and other commitments to which it is a party in accordance with the terms and provisions thereof;

(p) fail to comply in all material respects with all Laws that may be applicable to its business;

(q) apply for or receive any Grants; or

(r) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or to take any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder or result in any of the conditions to the Closing set forth herein not being satisfied.

SECTION 5.02. Notices of Certain Events. Each of the Parent and the Company shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby; (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby; (iii) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened (in each case, after the date hereof) against, relating to or involving or otherwise affecting the Parent or the Company, or that relate to the consummation of the transactions contemplated hereby; (iv) the occurrence of a default or event that, with the giving of notice or lapse of time or both, will become a default under any Material Contract; and (v) any change that could reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, or to delay or impede the ability of the Parent, the Company or any of the Stockholders to perform their respective obligations under this Agreement and to effect the consummation of the transactions contemplated hereby.

SECTION 5.03. Access to Information; Confidentiality.

(a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Parent or the Company is a party or pursuant to applicable Law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules a party hereto is required to comply, from the date of this Agreement to the Closing Date, the Parent and the Company shall (i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, “Representatives”)) access at reasonable times upon reasonable prior notice to its officers, employees, agents, properties, offices and other facilities and to the books and records thereof, and (ii) furnish reasonably promptly such information concerning its business, properties, contracts, assets, liabilities and personnel as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section 5.03 shall affect or be deemed to modify any representation or warranty made in this Agreement.

(b) The parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed pursuant to this Section 5.03 or pursuant to the Confidentiality Agreement. The Stockholders hereby agree to be bound by the terms of the Confidentiality Agreement as if they were parties thereto.

SECTION 5.04. No Solicitation of Transactions. Until the earlier of termination of this Agreement or the Closing Date, subject to applicable fiduciary duties, the Company shall not, directly or indirectly, and shall cause the Company’s Representatives not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing nonpublic information), any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to the Stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the Company’s Representatives to take any such action. Any violation of the restrictions set forth in this Section 5.04 by any Representative of the Company, whether or not such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 5.04 by the Company. The Company shall notify the Parent promptly if any proposal or offer, or any inquiry or contact with any Person with respect thereto, regarding a Competing Transaction is made, such notice to include the identity of the Person making such proposal, offer, inquiry or contact, and the terms of such Competing Transaction, and shall keep the Parent apprised, on a current basis, of the status of such Competing Transaction. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

SECTION 5.05. Further Action; Consents; Filings.

(a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated hereby, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Parent or the Company in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (iii) make all necessary filings, and thereafter make any other required or appropriate submissions, with respect to this Agreement and the transactions contemplated hereby required under any applicable Laws. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings.

(b) Each of the Company and the Parent will give any notices to third Persons, and use commercially reasonable efforts to obtain any consents from third Persons necessary, proper or advisable (as determined in good faith by the Parent with respect to such notices or consents to be delivered or obtained by the Company) to consummate the transactions contemplated by this Agreement.

SECTION 5.06. Certain Tax Matters.

(a) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by the Stockholders when due, and the Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Parent will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b) Tax Returns. Except to the extent inconsistent with the second sentence of Section 5.06(d), the Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and the Company Subsidiary for Taxable periods ending on or prior to the Closing Date and for Taxable periods beginning before the Closing Date and ending after the Closing Date (“Straddle Returns”) which are filed after the Closing Date. Except with respect to Taxes relating to the U.S. Withholding Liability, the parties agree that the Escrow Agent shall pay to the Parent first from the Cash Escrow Amount, and second, if no amount remains in the Cash Escrow Amount, from the Stock Escrow Amount (subject to, and in accordance with, the provisions of Article VIII and the Escrow Agreement), an amount equal to (A) all Taxes shown on such Tax Returns for taxable periods ending on or prior to the Closing Date; and (B) the portion of such Taxes shown on Straddle Returns which relates to the portion of such Taxable period ending on the Closing Date, in each case only to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the Final Closing Balance Sheet (as finally determined). For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company and the Company Subsidiary. The Parent shall permit the Stockholders’ Representative, at its expense, an opportunity to review and make reasonable comment on any Tax Returns prepared pursuant to this Section 5.06(b) prior to filing if the payment of the Tax shown as due and payable on such Tax Return would give rise to an indemnification obligation by the Stockholders pursuant to Article VIII. The Parent agrees to consider reasonable comments provided by the Stockholders’ Representative to Parent within seven (7) days after receipt of such draft or pro forma Tax Return. If the Parent does not accept a reasonable comment, the Stockholders’ Representative may dispute such decision as part of any determination of the Stockholders’ obligation to indemnity the Parent for the Taxes to which such reasonable comments related; provided, however, that Parent shall not be required to delay, or cause to be delayed, the filing of such Tax Return pending resolution of such dispute.

(c) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Company or the Company Subsidiary shall be terminated as of the Closing Date and, after the Closing Date, neither the Company nor the Company Subsidiary shall be bound thereby or have any liability thereunder.

(d) Tax Contests; U.S. Withholding Liability. The Parent shall have the right to control any claim, contest or assessment relating to Taxes and may settle such claim in its sole and absolute discretion; provided, however, that no claim that would give rise to an indemnification obligation for Taxes by the Stockholders pursuant to Article VIII shall be settled without the consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld. Notwithstanding the prior sentence, with respect to the resolution of the U.S. Withholding Liability, the Stockholders’ Representative shall be permitted, to the extent reasonably practicable under the circumstances, to control the choice of the Company’s counsel and, subject to the conditions of this Section 5.06(d), to be principally responsible (through counsel) for all discussions with and/or written submissions to the IRS (it being understood that following the Closing, the Surviving Corporation shall pay the fees of such counsel but shall be reimbursed as set forth in Section 3(l) of the Escrow Agreement); provided, however, that (a) Parent shall have the right to participate fully in preparing, formulating, conducting or submitting any communications to the IRS, (b) no substantive discussion or written submission shall be made without the prior written consent of the Parent, (c) the U.S. Withholding Liability may not be settled or otherwise resolved or compromised without the prior written consent of the Parent, which consent shall not be unreasonably withheld, and (d) if the Stockholders’ Representative has assumed control of the discussions with and/or written submissions to the IRS, the Stockholders’ Representative shall be required to use its best efforts to resolve the U.S. Withholding Liability expediently and in accordance with Section 3(i) of the Escrow Agreement. If the Stockholders’ Representative (or counsel chosen by the Stockholders’ Representative to represent the Company and Company Subsidiary) fails to comply with any of the foregoing conditions, all control and responsibility for resolving the U.S. Withholding Liability shall revert to the Parent. With respect to Taxes relating to the U.S. Withholding Liability, the parties agree that the Escrow Agent shall pay to the Parent first from the Cash Escrow Amount, and second, if no amount remains in the Cash Escrow Amount, from the Stock Escrow Amount (subject to, and in accordance with, the provisions of Article VIII and Section 3 of the Escrow Agreement), an amount equal to the amount specified in Section 3(i)(B) of the Escrow Agreement. Notwithstanding the foregoing provisions of this Section 5.06(d), with respect to the resolution of the U.S. Withholding Liability, any legal expenses incurred by the Company (prior to the Effective Time) or by the Surviving Corporation (following the Effective Time) shall be reimbursed in accordance with, and to the extent provided in, the provisions of Section 3(l) of the Escrow Agreement.

SECTION 5.07. Israeli Tax Rulings. As soon as reasonably practicable after the execution of this Agreement, the Company Subsidiary shall cause its Israeli counsel and/or Israeli consultants to prepare and file with the ITA one or more applications, or, in the case of applications that have previously been filed, to continue to use its best efforts to diligently pursue in good faith the receipt from the ITA of one or more rulings that:

(a) confirm that (A) the payment of consideration pursuant to Section 2.04(e) for Company Options subject to the statutory holding period for Section 102 Plans will not result in a requirement for an immediate Israeli tax payment and that the Israeli taxation will be deferred until completion of such statutory holding period and release of the cash consideration, as applicable; and (B) that the statutory holding period under any grants under Section 102 Plans will continue uninterrupted from the original date of grant and will not recommence as a result of the transactions contemplated herein (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Israeli Options Tax Ruling”);

(b)  (A) provides for a full exemption to the Parent, the Paying Agent, the Company and its or their agents from withholding requirements as a result of a deferral of Israeli income tax pursuant to Section 104H of the Israeli Tax Code, or (B) to the extent that the Parent is not fully exempt from withholding as a result of (A) above, that either: (x) exempts Parent, the Paying Agent, the Company and its or their agents from any obligation to withhold Israeli Tax at source from any consideration payable or otherwise deliverable pursuant to this Agreement, or clarifies that no such obligation exists; or (y) clearly instructs Parent, the Paying Agent, the Company and their agents how and when such withholding at source is to be performed, and in particular, with respect to the classes or categories of holders or former holders of Shares from which Tax is to be withheld (if any), and the rate or rates of withholding to be applied (the “Israeli Withholding Tax Ruling”), provided that no withholding under Israeli Tax law will be made from any consideration payable hereunder to a holder of Company Preferred Stock or Company Common Stock to the extent that such stockholder has provided Parent with an appropriate unequivocal exemption or confirmation of a reduced withholding rate issued by the ITA or such other document, opinion or form which, in the sole discretion of Parent, is sufficient to enable Parent to reasonably conclude that no withholding or a reduced rate of withholding, as applicable, of Israeli Tax is required with respect to the particular Stockholder in question, prior to the time such payment is made; and

(c) provides that the Escrow Amount shall not be subject to Israeli Tax until actually received by the persons entitled thereto (the “Israeli Escrow Tax Ruling”, and together with Israeli Options Tax Ruling and the Israeli Withholding Tax Ruling, the “Israeli Tax Rulings”).

The Company shall, and shall instruct its representatives and advisors to, cooperate with the Parent and its Israeli counsel, consultants, representatives and other advisors with respect to the preparation and filing of such applications and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Tax Rulings. Subject to the terms and conditions hereof, the Company shall use its best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Israeli Tax Rulings, as promptly as practicable. The Company, its representatives and advisors shall not make any application to, or conduct any negotiation with, the Israeli Tax authorities with respect to any matter relating to the subject matter of the Israeli Tax Rulings without prior coordination with Parent, and will enable Parent’s representatives and advisors to participate in all discussions and meetings relating thereto. Parent shall reasonably cooperate with the Company and its Israeli counsel, consultants, representatives and other advisors in the course of such participation and to the extent reasonably necessary to enable the Company to obtain the Israeli Tax Rulings. To the extent that the Parent’s representative and advisors elect not to participate in any meeting or discussion, the Company’s representatives and advisors shall provide a prompt and full report of the discussions held. In any event, the final text of the Israeli Tax Rulings shall in all circumstances be subject to the prior written consent of Parent, which consent shall not be unreasonably withheld, it being understood that Parent may withhold such consent if the Israeli Tax Rulings: (i) impose restrictions or limitations upon Parent or the Company; (ii) require Parent to withhold cash in excess of the difference between (x) the Cash Merger Consideration, and (y) the Cash Escrow Amount; or (iii) fail to fully address the matters described in subsections (a) through (c) above to the reasonable satisfaction of Parent.

SECTION 5.08. Israel Securities Exemption. As promptly as practicable after the date hereof, Parent shall cause its Israeli counsel to prepare and file with the ISA an application for an exemption from the requirements of the Israeli Securities Law concerning the publication of a prospectus in respect of (a) the exchange of the Company Options for options to purchase Parent Common Stock, and (b) the exchange of the Company Restricted Shares for Parent Restricted Shares, pursuant to Section 15D of the Securities Law of Israel (the “Israeli Securities Exemption”). The Company shall cooperate and cause its Representatives to cooperate with Parent in connection with the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Securities Exemption. Parent shall use its best efforts to obtain the exemption from the requirements of the Israeli Securities Law described in the first sentence of this Section 5.08.

SECTION 5.09. Public Announcements. Until the earlier of termination of this Agreement or the Closing Date, the Parent, on the one hand, and the Company and the Stockholders, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement that is not approved by the other party, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, nothing contained in this Section shall impair either Party’s compliance with any Law applicable to it, or any requirements of the SEC or the national securities exchange or other stock market on which such Party’s securities are traded; and, provided further, that Parent may issue external media and investor communications related to the transactions contemplated by this Agreement if such external media or investor communications are in accordance with Parent’s past practice for disclosures related to similar transactions.

SECTION 5.10. Exercise of Certain Outstanding Company Options. Each holder of outstanding options set forth on Schedule II hereto shall exercise all of their outstanding options to purchase Company Preferred Stock and/or Company Common Stock immediately prior to the Closing.

SECTION 5.11. Trading Restriction Agreements Legend. Each Parent Stock Certificate issued to a Principal Stockholder, as well as any stock certificate representing Parent Common Stock issued to a Principal Stockholder following the Closing upon the exercise of outstanding options, shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A TRADING RESTRICTION AGREEMENT, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF LIVEPERSON, INC.”

SECTION 5.12. Directors and Officers Insurance. For a period of four years after the Closing Date, Parent will cause the Surviving Corporation to maintain directors’ and officers’ liability insurance with one or more reputable unaffiliated third-party insurers maintained by the Company covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the date hereof for events occurring prior to the Closing Date, on terms and conditions that are, in the aggregate, no less favorable to the insured than those applicable to the current directors and officers of the Company; provided, however, that Parent shall satisfy its obligations under this section by purchasing a “tail” policy under the Company’s existing directors’ and officers’ insurance policy which (i) has an effective term of four years from the Closing Date, (ii) covers those persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Closing Date, and (iii) contains terms and conditions that are, in the aggregate, no less favorable to the insured than those of the Company’s directors’ and officers’ insurance policy in effect as of the date hereof; provided, that, if the Company directs the Parent no less than 30 days prior to the Closing that the Company wishes to maintain directors’ and officers’ liability insurance coverage for a longer period of time than set forth above, the Parent will extend such coverage for the additional period so directed. All costs associated with the purchase of the “tail” policy contemplated by this Section 5.12 shall reduce the Cash Merger Consideration dollar for dollar to the extent the total costs of such policy exceeds $48,000.

SECTION 5.13. Optionholder Waiver Letters. The Company shall use its best efforts to cause the sufficient number of the holders of Company Options to execute a waiver of their right to exercise such options prior to Closing as is necessary to provide for the satisfaction of the condition precedent set forth in Section 7.02(t); provided, however, that the form of such waiver must be reasonably acceptable to the Parent.

SECTION 5.14. Withholding Instructions. The Stockholders’ Representative will use its best efforts to cause each holder of Company Common Stock, Company Preferred Stock or Company Options to provide the appropriate parties, whether the Parent or otherwise, in advance of any distribution with a completed Form W-9 or W-8 or any relevant information as described in Section 5.07, as applicable, as reasonably requested and necessary to comply with the Tax obligations in connection with the transactions contemplated by the Transaction Documents, as well as causing each recipient of other payments pursuant to Section 2.05 of this Agreement to provide the information required in order for the Company and/or the Paying Agent to comply with any and all Tax obligations in connection with those payments.

SECTION 5.15. Registration Statement on Form S-8. Within 30 days after the Effective Time, the Parent shall file a registration statement on Form S-8 (or any successor form) under the Securities Act with respect to all shares of Parent Common Stock subject to the Company Options assumed in accordance with Section 2.4(e) that may be registered on a Form S-8, and shall use its best efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding.

SECTION 5.16. Company and/or Stockholders’ Representative to Instruct Paying Agent with Respect to Certain Matters. The Company and/or the Stockholders’ Representative shall instruct the Paying Agent to make any payments referred to in Section 2.05(a)(i) and in Section 5.13 as promptly as possible following the Closing. In addition, the Company and/or the Stockholders’ Representative shall instruct the Paying Agent to make the cash bonus payments described in Section 2.05(a)(ii) as promptly as possible following the Closing and the cash bonus payments described in the paragraph following Section 2.05(a)(ii) as promptly as possible following the Escrow Fund Distribution Date.

VI.

STOCK MATTERS

SECTION 6.01. Required Registration. As promptly as practicable after the Closing, unless prohibited by Law, but in no event later than forty-five (45) days after the Closing Date (or, if such date is any day on which the filing of documents with the SEC pursuant to the Exchange Act or the rules and regulations thereunder may not be made, then the next day thereafter on which the filing of such documents with the SEC may be made), Parent agrees to file a Registration Statement on Form S-3 or other applicable registration statement (the “Re-Sale Registration Statement”) to register the resale of any and all of the shares of Parent Common Stock issued or issuable pursuant to this Agreement (together, the “Shares”). Parent shall use its commercially reasonable efforts to cause the SEC to declare the Re-Sale Registration Statement effective no later than the 90th day after the Closing; provided, however, that not less than five days prior to the filing of the Re-Sale Registration Statement, Parent shall provide the Stockholders’ Representative with a copy of the Re-Sale Registration Statement proposed to be filed and Parent agrees to consider all appropriate comments provided by the Stockholders’ Representative with respect to the Re-Sale Registration Statement for inclusion in the Re-Sale Registration Statement; provided, further, that Parent shall have no liability to the Stockholders’ Representative for the failure of the SEC to declare the Re-Sale Registration Statement effective no later than the 90th day after the Closing if such failure is a result, directly or indirectly, of the Stockholders’ Representative’s failure to cooperate with Parent pursuant to the terms of this Agreement. Parent shall thereafter maintain the effectiveness of the Re-Sale Registration Statement until the earlier of (a) the date on which all the Shares have been sold pursuant to the Re-Sale Registration Statement or Rule 144 promulgated under the Securities Act (“Rule 144”), and (b) such time as Parent reasonably determines, based on an opinion of counsel, that the holders of the Shares will be eligible to sell under Rule 144 all of the Shares then owned by them within the volume limitations imposed by paragraph (e) of Rule 144 in the three-month period immediately following the termination of the effectiveness of the Re-Sale Registration Statement. Unless earlier terminated pursuant to the provisions of the preceding sentence, Parent’s obligations contained in this Section 6.01 shall terminate on the third anniversary of the Closing Date.

SECTION 6.02. Registration Procedures.

(a) In case of the Re-Sale Registration Statement effected by Parent subject to this Article VI, Parent shall keep the Seller advised in writing as to the initiation of such registration, and as to the completion thereof. In addition, subject to Section 6.01 above, Parent shall, to the extent applicable to the Re-Sale Registration Statement:

(i) prepare and file with the SEC such amendments and supplements to the Re-Sale Registration Statement as may be necessary to keep such registration continuously effective and free from any material misstatement or omission necessary to make the statements therein, in light of the circumstances, not misleading, and comply with provisions of the Securities Act with respect to the disposition of all securities covered thereby during the period referred to in Section 6.01;

(ii) update, correct, amend and supplement the Re-Sale Registration Statement as necessary;

(iii) notify the Stockholders’ Representative promptly when the Re-Sale Registration Statement is declared effective by the SEC, and furnish such number of prospectuses, including preliminary prospectuses, and other documents incident thereto as the Stockholders’ Representative may reasonably request from time to time;

(iv) use its commercially reasonable efforts to register or qualify the Shares under such other securities or blue sky laws of such jurisdictions of the United States where an exemption is not available and as the Stockholders’ Representative may reasonably request to enable it to consummate the disposition in such jurisdiction of the Shares (provided that Parent will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this provision, or (B) consent to general service of process in any such jurisdiction, or (C) subject itself to taxation in any jurisdiction where it is not already subject to taxation);

(v) notify the Stockholders’ Representative at any time when a prospectus relating to the Shares is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in the Re-Sale Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and subject to Section 6.02(d), Parent will promptly prepare a supplement or amendment to such prospectus, so that, as thereafter delivered to purchasers of such shares, such prospectus will not contain any untrue statements of a material fact or omit to state any fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vi) cause all such Shares to be listed on each securities exchange or market on which similar securities issued by Parent are then listed and obtain all necessary approvals from such exchange or market for trading thereon;

(vii) provide a transfer agent and registrar for all such Shares not later than the effective date of the Re-Sale Registration Statement;

(viii) upon the sale of any Shares pursuant to the Re-Sale Registration Statement, direct the transfer agent to remove the Securities Act legend from all certificates or other instruments evidencing the Shares;

(ix) With a view to making available to the Stockholders’ Representative the benefits of certain rules and regulations of the SEC that at any time permit the sale of the Shares to the public without registration, so long as any Shares are outstanding, Parent shall use its commercially reasonable efforts for a period of three years following the Closing Date:

(a)	to make and keep public information available, as those terms are understood and defined in Rule 144(c) under the Securities Act;

(b)	to file with the SEC in a timely manner all reports and other documents required of Parent under the Exchange Act; and

(c)
to furnish to the Stockholders’ Representative upon any reasonable request a written statement by Parent as to its compliance with the public information requirements of Rule 144(c) under the Securities Act; and

(x) To advise the Stockholders’ Representative promptly after it has received notice or obtained knowledge of the existence of any stop order by the SEC delaying or suspending the effectiveness of the Re-Sale Registration Statement or of the initiation or threat of any proceeding for that purpose, and to make every commercially reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the Re-Sale Registration Statement at the earliest possible time.

(b) Notwithstanding anything stated or implied to the contrary in Section 6.02(a) above, Parent shall not be required to consent to any underwritten offering of the Shares or to any specific underwriter participating in any underwritten public offering of the Shares.

(c) The holders of the Shares agree that upon receipt of any notice from Parent of the happening of any event of the kind described in Section 6.02(a)(v), and subject to Section 6.02(d), such holders will forthwith discontinue their disposition of Shares pursuant to the registration statement relating to such Shares until the receipt by such holders of the copies of the supplemented or amended prospectus contemplated by Section 6.02(a)(v) (such interim period in which the holders of the Shares are unable to dispose of the Shares is hereinafter referred to as the “Blocked Period”) and, if so directed by Parent, will deliver to Parent at Parent’s expense all copies, other than permanent file copies, then in such holders’ possession, of the prospectus relating to such Shares current at the time of receipt of such notice. However, if during the Blocked Period, Parent proposes to register on a registration statement (other than a resale registration statement on Form S-3 or a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation) any of its stock or other securities in connection with the public offering of such stock or securities, then Parent shall use its best efforts to include such Shares as requested by the holders thereof in such registration statement filed by Parent with the SEC; provided, however, that in the case of an underwritten public offering, if the underwriters advise Parent that marketing factors require a limitation of the number of shares to be underwritten, Parent and its underwriters shall allocate the number of shares to be registered in such offering as follows: (i) first, to Parent; (ii) second, to the holders of the Shares; and (iii) thereafter, to the extent additional securities may be included in such offering, to any other holders of Parent securities other than the holders of the Shares. Parent’s obligation to maintain the effectiveness of the Re-Sale Registration Statement pursuant to Section 6.1 above shall be extended by the number of days during which a Blocked Period shall be in effect pursuant to the provisions of this Section 6.2(c).

(d) In addition to any discontinuance of the disposition of Shares under Section 6.02(c) above, Parent, upon the happening of any pending corporate development, public filing with the SEC or similar event, that, in the good faith judgment of Parent’s Board of Directors based on the advice of counsel, renders it advisable to suspend use of the prospectus, may, for no more than sixty (60) days in the aggregate per event (each a “Suspension Event”), suspend use of the prospectus, on written notice to the holders of the Shares (which notice will not disclose the content of any material non-public information and will indicate the date of the beginning and end of the intended period of suspension, if known), in which case the holders of the Shares shall discontinue disposition of Shares covered by the registration statement related to such Shares or prospectus until copies of a supplemented or amended prospectus are distributed to them or until they are advised in writing by Parent that sales of Shares under the applicable prospectus may be resumed and have received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such prospectus. The suspension and notice thereof described in this Section 6.02(d) shall be subject to the confidentiality provisions of Section 5.03 herein and the Nondisclosure Agreement and shall not be disclosed by the Seller. Parent may not utilize the suspension described in this Section 6.02(d) for more than two (2) Suspension Events in any twelve-month period. Parent will use commercially reasonably efforts to ensure that the use of the Re-Sale Registration Statement and prospectus may be resumed as promptly as practicable.

(e) Except as required by Law, all expenses incurred by Parent in complying with this Article VI, including but not limited to, all registration, qualification and filing fees, printing expenses, fees and disbursements of counsel and accountants for Parent, blue sky fees and expenses (including fees and disbursements of counsel related to all blue sky matters) incurred in connection with any registration, qualification or compliance pursuant to this Article VI shall be borne by Parent. All underwriting discounts and selling commissions applicable to a sale incurred in connection with any registration of Shares and the legal fees and other expenses of the holders of the Shares shall be borne by such holders.

If Shares are included in any registration, the holders of such Shares shall furnish Parent such information regarding itself or themselves as Parent may reasonably request and as shall be required in connection with any registration (or amendment or supplement thereto), referred to in this Agreement, and the holders of such Shares shall indemnify Parent with respect thereto in accordance with Article VIII hereof. The holders of such Shares agree and acknowledge that Parent may rely on such information as being true and correct for purposes of preparing and filing the Re-Sale Registration Statement at the time of filing thereof and at the time it is declared effective, unless the holders of such Shares have notified Parent in writing to the contrary prior to such time.

SECTION 6.03. Transfer of Shares. A holder of the Shares may transfer all or any part of his or its Shares to any Affiliate of such holder; provided, that any such transfer shall be effected in full compliance with all applicable federal and state securities laws, including, but not limited to, the Securities Act, and further provided, that in any such case, it shall be a condition to any such transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Shares subject to the provisions of this Agreement, and there shall be no further transfer of such Shares except in accordance with this Agreement. Parent will effect such transfer of restricted certificates and will promptly amend or supplement the Prospectus forming a part of the Re-Sale Registration Statement to add the transferee to the selling stockholders in the Re-Sale Registration Statement; provided that the transferor and transferee shall be required to provide Parent with the information requested by Parent in this Agreement, information reasonably necessary for Parent to determine that the transfer was effected in accordance with all applicable federal and state securities laws, including, but not limited to, the Securities Act, and all other information reasonably requested by Parent from time to time in connection with any transfer, registration, qualification or compliance referred to in this Article VI.

SECTION 6.04. Restricted Securities, Stock Certificate Legend. The holders of the Shares acknowledge that the issuance by Parent of the shares of Common Stock to such holders hereunder has not and will not be registered under the Securities Act by reason of their contemplated issuance in transactions exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that such shares will be deemed “restricted securities” for purposes of the Securities Act. The holders of the Shares acknowledge that any certificate or certificates representing shares of Common Stock issued pursuant to this Agreement shall bear the following legend, in addition to any legend that may be required by any Law or any other provisions of this Agreement:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (i) AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER SAID ACT OR (ii) AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.”

SECTION 6.05. Reservation of Stock. Parent shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance of the shares of Common Stock hereunder, a sufficient number of shares of Common Stock to issue such shares, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to issue the shares of Common Stock that Parent is required to issue pursuant to the terms of this Agreement, in addition to such other remedies as shall be available to the holders of the Shares, Parent will use its reasonable efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

SECTION 6.06. No Stockholder Rights. Prior to the issuance of the shares of Common Stock pursuant to the terms of this Agreement, the holders of the Shares shall not be entitled, by virtue of this Agreement, to any rights of a stockholder of Parent, including (without limitation) the right to vote, receive dividends or other distributions or be notified of stockholder meetings, and except as otherwise provided herein, the holders of the Shares shall not be entitled to any notice or other communication concerning the business or affairs of the Buyer, except as required by Law.

SECTION 6.07. Compliance with Law or Stock Exchange. If at any time after Closing, any new Law, rule or regulation is enacted or promulgated by (i) any national securities exchange; or (ii) any federal or state securities authority having jurisdiction over Parent, which must be satisfied in the good faith determination of the Parent as a condition of the issuance of any shares of Common Stock pursuant to the terms of this Agreement, or if the consent or approval of a Governmental Entity to the issuance of any shares of Common Stock must be obtained as a condition to such issuance, in whole or in part, then Parent may delay such issuance until such condition has been satisfied. Parent and the holders of the Shares mutually agree to cooperate with one another to satisfy any such condition as promptly as possible and to provide any information, representations and agreements as are required for such purpose.

VII.

CONDITIONS PRECEDENT

SECTION 7.01. Conditions Precedent to the Obligations of Each Party. The obligations of the parties hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

(a) no court of competent jurisdiction shall have issued or entered any order, writ, injunction or decree, and no other Governmental Entity shall have issued any order, which is then in effect and has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting its consummation;

(b) all consents, approvals and authorizations legally required to be obtained to consummate the transactions contemplated hereby shall have been obtained from all Governmental Entities, except where the failure to obtain any such consent, approval or authorization would not reasonably be expected to result in a Parent Material Adverse Effect or a Company Material Adverse Effect; and

(c) The stockholder consent approving this Agreement required under the DGCL and the Company’s Certificate of Incorporation (the “Required Stockholder Consent”) was obtained.

SECTION 7.02. Conditions Precedent to the Obligation of the Parent. The obligation of the Parent to consummate the transactions contemplated by this Agreement is subject, at the option of the Parent, to the satisfaction at or prior to the Closing Date of each of the following conditions:

(a) Accuracy of Representations and Warranties. The representations and warranties of the Company contained in this Agreement or in any certificate or document delivered to the Parent pursuant hereto shall have been true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (or, in the case of those representations and warranties that are made as of a particular date or period, which shall have been true and correct at and as of such date or period), except for inaccuracies in such representations or warranties the circumstances giving rise to which, individually or in the aggregate, will not have a Company Material Adverse Effect (disregarding any materiality or Company Material Adverse Effect qualification contained in any such representation or warranty), and, if the Closing Date shall occur on a date other than the date hereof, the Company shall have so certified to the Parent in writing.

(b) Compliance with Covenants. The Company shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at or prior to the Closing Date, and, if the Closing Date shall occur on a date other than the date hereof, the Company shall have so certified to the Parent in writing.

(c) All Proceedings To Be Satisfactory. All proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Parent and its counsel, and the Parent and said counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

(d) No Material Adverse Change. There shall not have occurred since December 31, 2006 any Company Material Adverse Effect, and, if the Closing Date shall occur on a date other than the date hereof, the Company shall have so certified to the Parent in writing.

(e) Dissenters’ Rights. Holders of not more than 5% of the shares of Company Capital Stock entitled to vote on the Merger shall have exercised and perfected, or be entitled to exercise or perfect, appraisal rights in accordance with Section 262 of the DGCL.

(f) Opinion of U.S. Counsel. The Parent shall have received the opinion of Pepper Hamilton LLP, counsel to the Company, in substantially the form of Exhibit C hereto.

(g) Opinion of Israeli Counsel. The Parent shall have received the opinion of Goldfarb, Levy, Eran, Meiri & Co., Law Offices, Israeli counsel to the Company, in substantially the form of Exhibit D hereto.

(h) Consents and Approvals. The authorizations, consents, waivers and approvals set forth in Section 7.02(h) of the Company Disclosure Schedule hereto shall have been duly obtained and shall be in form and substance reasonably satisfactory to counsel for the Parent.

(i) SAS 100. The Parent shall have received a review report, reasonably satisfactory in form and substance to the Parent, from the Company’s independent public accountants, pursuant to Statement of Accounting Standards No. 100.

(j) Employment Agreements. Employment Agreements in substantially the form set forth in Exhibit B hereto and otherwise in form and substance satisfactory to the Parent and its counsel shall have been executed and delivered by the Company and each of the Founders.

(k) Charter Amendment. The Charter Amendment shall have been accepted as filed with the Secretary of State of the State of Delaware.

(l) Board Resignations. The Parent shall have received from each Person who is, immediately prior to the Closing Date, a director of the Company or any of its Subsidiaries, his or her written resignation, effective as of the Closing Date, from such position.

(m) Termination of Agreements. All agreements among the Stockholders relating to the Company shall have been terminated and of no further force or effect as of the Closing Date.

(n) Exercise of Certain Outstanding Company Options. Each holder of outstanding options set forth on Schedule II hereto shall exercise all of their outstanding options to purchase Company Preferred Stock and/or Company Common Stock immediately prior to the Closing.

(o) Lock-up Agreement of Founders. Each Founder shall have entered into a Lock-up Agreement with the Parent, substantially in the form of Exhibit F hereto.

(p) Trading Restriction Agreements. The Trading Restriction Agreements shall have been executed by each of the Principal Stockholders in accordance with the provisions of, and subject to the exceptions set forth in, Section 2.14.

(q) Escrow Agreement. The Stockholders’ Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement, substantially in the form of Exhibit A hereto.

(r) Paying Agent Agreement. The Stockholders’ Representative and the Paying Agent shall have executed and delivered a Paying Agent Agreement, on reasonable and customary terms, consistent with the terms and conditions described in this Agreement and in the Escrow Agreement, and otherwise on terms reasonably acceptable to both the Parent and the Stockholders’ Representative, including, without limitation, a provision that the Parent and the Stockholders will share equally the fees and expenses of such Paying Agent payable under the Agreement.

(s) Supporting Documents. On or prior to the Closing Date, the Parent and its counsel shall have received copies of the following supporting documents:

(i) (A) the Certificate of Incorporation of the Company certified as of a recent date by the Secretary of State of the state in which the Company is incorporated and (B) a certificate of the Secretary of State of the state in which the Company is incorporated as to the due incorporation and existence of the Company and listing all documents on file with said official;

(ii) a certificate of the Secretary of the Company, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the By-laws of the Company as in effect on the date of such certification; (B) that the Certificate of Incorporation of the Company have not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(B) above and (C) the resolutions of the board of directors of the Company approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and

(iii) such additional supporting documents and other information with respect to the operations and affairs of the Company as the Parent or its counsel may reasonably request.

All such documents shall be reasonably satisfactory in form and substance to the Parent and its counsel.

(t) Maximum Number of Holders of Parent Common Stock Who are Resident in Israel. Parent shall not be required to issue Parent Common Stock to more than thirty-five (35) Stockholders resident in Israel.

(u) FIRPTA. The Parent shall have received a statement, in a form reasonably acceptable to the Parent and in compliance with Treasury Regulation § 1.1445-2(c)(3)(i) and Treasury Regulation § 1.897-2(h), from the Company certifying that the interests in the Company are not U.S. real property interests and evidence from the Company demonstrating that the Company has complied with the requirement to notify the Internal Revenue Service pursuant to Treasury Regulation § 1.897-2(h)(2).

(v) Israeli Withholding Tax Ruling. The Israeli Withholding Tax Ruling shall have been received, satisfying all of the conditions described in Section 5.07 hereof; provided, however, this condition shall be deemed to be satisfied if a withholding tax ruling satisfying all of the conditions described in Section 5.07 hereof has been offered by the ITA on terms and subject to conditions which are customary and standard under the circumstances.

(w) Israeli Escrow Tax Ruling. The Israeli Escrow Tax Ruling shall have been received, satisfying all of the conditions described in Section 5.07 hereof; provided, however, this condition shall be deemed to be satisfied if an escrow tax ruling satisfying all of the conditions described in Section 5.07 hereof has been offered by the ITA on terms and subject to conditions which are customary and standard under the circumstances.

SECTION 7.03. Conditions Precedent to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject, at the option of the Company, to the satisfaction at or prior to the Closing Date of each of the following conditions:

(a) Accuracy of Representations and Warranties. The representations and warranties of the Parent contained in this Agreement or in any certificate or document delivered to the Company pursuant hereto shall have been true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (or, in the case of those representations and warranties that are made as of a particular date or period, which shall have been true and correct at and as of such date or period), except for inaccuracies in such representations or warranties the circumstances giving rise to which, individually or in the aggregate, will not have a Parent Material Adverse Effect (disregarding any materiality or Parent Material Adverse Effect qualification contained in any such representation or warranty), and, if the Closing Date shall occur on a date other than the date hereof, the Parent shall have so certified to the Company in writing.

(b) Compliance with Covenants. The Parent shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at or prior to the Closing Date, and, if the Closing Date shall occur on a date other than the date hereof, the Parent shall have so certified to the Company and the Stockholders in writing.

(c) All Proceedings to Be Satisfactory. All proceedings to be taken by the Parent in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company and the Stockholders and their respective counsel, and the Company and the Stockholders and said counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

(d) Escrow Agreement. The Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement, substantially in the form of Exhibit A hereto.

(e) Paying Agent Agreement. The Parent and the Paying Agent shall have executed and delivered a Paying Agent Agreement, on reasonable and customary terms, consistent with the terms and conditions described in this Agreement and in the Escrow Agreement, and otherwise on terms reasonably acceptable to both the Parent and the Stockholders’ Representative, including, without limitation, a provision that the Parent and the Stockholders will share equally the fees and expenses of such Paying Agent payable under the Agreement.

(f) Israeli Withholding Tax Ruling. The Stockholders shall have received the Israeli Withholding Tax Ruling, satisfying all of the conditions described in Section 5.07 hereof; provided, however, this condition shall be deemed to be satisfied even if such ruling does not satisfy the requirements specified in clauses (i) or (ii) of the last sentence of Section 5.07 hereof; provided, that such ruling (A) satisfies all of the other conditions described in Section 5.07 and (B) has been offered by the ITA on terms and subject to conditions which are customary and standard under the circumstances.

(g) Israeli Escrow Tax Ruling. The Stockholders shall have received the Israeli Escrow Tax Ruling, satisfying all of the conditions described in Section 5.07 hereof; provided, however, this condition shall be deemed to be satisfied even if such ruling does not satisfy the requirements specified in clauses (i) or (ii) of the last sentence of Section 5.07 hereof; provided, that such ruling (A) satisfies all of the other conditions described in Section 5.07 and (B) has been offered by the ITA on terms and subject to conditions which are customary and standard under the circumstances.

VIII.

INDEMNIFICATION

SECTION 8.01. Survival of Representations and Warranties. The representations and warranties set forth in Articles III and IV will survive until the 18-month anniversary of the Closing Date. This Section 8.01 shall not limit any covenants or agreements of the parties hereto that by their terms contemplate performance after the Closing Date.

SECTION 8.02. [Reserved.]

SECTION 8.03. General Indemnity.

(a) Subject to the terms and conditions of this Article VIII and of the last sentence of this Section 8.03(a), the Stockholders agree to and will indemnify, defend and hold the Parent, the Company and the Company Subsidiary, and their respective officers, directors, advisors, Affiliates, agents, employees and each Person, if any, who controls or may control the Parent within the meaning of the Securities Act (the “Parent Indemnified Group”) harmless from and against all demands or claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, Taxes, interest, penalties, and reasonable fees and expenses of attorneys, accountants or consultants (hereinafter collectively called “Damages”), asserted against, resulting to, imposed upon or incurred by the Company, the Company Subsidiary or the Parent, by reason of, resulting from or arising out of:

(i) a breach of any representation or warranty of the Company, the Company Subsidiary or any Stockholder contained in or made pursuant to this Agreement, or any facts or circumstances constituting such a breach;

(ii) any breach of any covenant or agreement of the Company, the Company Subsidiary or any Stockholder contained in or made pursuant to this Agreement or the Escrow Agreement;

(iii) any Taxes, including without limitation, any Taxes described in Section 5.06(b), but not including any U.S. Withholding Liability, for any Taxable period (or portion thereof) ending on or before the Closing Date due and payable by the Company or the Company Subsidiary, in each case only to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the Final Closing Balance Sheet (as finally determined);

(iv) any U.S. Withholding Liability; and

(v) any liability incurred by members of the Parent Indemnified Group due to making the bonus payments described in Section 2.05(a)(ii) and in the paragraph following Section 2.05(a)(ii) of this Agreement, whether such liability derives from the recipients of such bonuses or from other Persons.

In addition, all fees and expenses of attorneys, accountants or consultants relating to the resolution of the U.S. Withholding Liability shall be reimbursed in accordance with the provisions of Section 3(l) of the Escrow Agreement. For the avoidance of doubt, the threshold set forth in Section 8.05 shall not apply to reimbursements under Section 3(l) of the Escrow Agreement.

Subject to the terms and conditions of this Article VIII, the Parent agrees to and will indemnify, defend and hold the Company (prior to the Closing Date) and the Stockholders (following the Closing Date) harmless from and against all Damages asserted against, resulting to, imposed upon or incurred by them by reason of or resulting from or arising out of (i) a breach of any representation or warranty of the Parent contained in or made pursuant to this Agreement, or any facts or circumstances constituting such a breach, or (ii) any breach of any covenant or agreement of the Parent contained in or made pursuant to this Agreement or the Escrow Agreement.

SECTION 8.04. Conditions of Indemnification. Except with respect to any claim for Taxes which shall be governed by Section 5.06, the respective obligations and liabilities of the Stockholders, on the one hand, and the Parent, on the other hand (herein sometimes called the “indemnifying party”), to the other (herein sometimes called the “party to be indemnified” or the “indemnified party”) with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

(a) within 30 days after receipt of notice of commencement of any action or the assertion of any claim by a third party, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading (provided that failure so to notify the indemnifying party of the assertion of a claim within such period shall not affect its indemnity obligation hereunder except as and to the extent that such failure shall adversely affect the defense of such claim), and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing;

(b) in the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the Person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof;

(c) anything in this Section 8.04 to the contrary notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect the indemnified party other than as a result of money damages or other money payments, the indemnified party shall have the right, at its own cost and expense, to compromise or settle such claim, but (ii) the indemnified party shall not, without the prior written consent of the indemnifying party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnifying party a release from all liability in respect of such claim;

(d) any rights of the indemnified party under this Article VIII based on the breach of a representation, warranty or covenant or based on the failure of such representation or warranty to be true as of the date hereof or the Closing Date shall not be diminished or otherwise affected in any way as a result of the existence of such indemnified party’s Knowledge of such breach or untruth as of the date hereof or as of the Closing Date, regardless of whether such Knowledge exists as a result of the indemnified party’s investigation or as a result of disclosure by the Company (or any other Person), unless such disclosures were set forth in this Agreement or in any applicable schedules hereto; and

(e) in connection with any such indemnification, the indemnified party will cooperate in all reasonable requests of the indemnifying party.

In the event that the “indemnifying party” or the “party to be indemnified” as described in this Section 8.04 is the Stockholders as a group, then any notices required to be given to or by, and all other actions or decisions required to be taken or made by, such “indemnifying party” or the “party to be indemnified” as provided in this Section 8.04, may be given to or by, or may be taken or made by, the Stockholders’ Representative.

SECTION 8.05. Threshold for Damages. Except in the case of Damages in respect of fraud, and the indemnities set forth in Section 8.03(a)(iii) or 8.03(a)(iv), an Indemnified Person may not make a claim for Damages until the aggregate amount of claims by Indemnified Persons exceeds $100,000; provided, however, that once the aggregate amount of Damages of Indemnified Persons exceed such threshold amount, then the Indemnified Persons shall have the right to recover the full amounts due without regard to the threshold. In determining the amount of any Damage attributable to a breach, any materiality standard contained in a representation, warranty or covenant of the Stockholders or the Company shall be disregarded.

SECTION 8.06. Escrow Funds.  On the Closing Date, the Parent shall deliver to the Escrow Agent the Cash Escrow Amount and the Stock Escrow Amount. The Cash Escrow Amount and the Stock Escrow Amount shall be held by the Escrow Agent in separate accounts under the Escrow Agreement pursuant to the terms set forth therein. The Cash Escrow Amount shall be available solely to satisfy the indemnification obligations of the Company pursuant to Sections 8.03(a)(iii) and (iv) and to cover amounts (if any) owing to Parent pursuant to the provisions of Section 2.13(c) hereof. The Stock Escrow Amount shall be available solely to satisfy the indemnification obligations of the Company pursuant to Sections 8.03(a)(i), (ii) and (iii); provided, however, that to the extent the Cash Escrow Amount is insufficient or unavailable to satisfy the obligations to which the Cash Escrow relates, the Parent may seek to recover any remaining Damages from the Stock Escrow Amount (it being understood that the Cash Escrow Account shall not be available to satisfy the obligations to which the Stock Escrow relates). Notwithstanding anything to the contrary in this Agreement or in any Transaction Document, except in the case of fraud, criminal activity, intentional misrepresentation or intentional misconduct, the parties hereby understand and agree that Parent’s sole recourse to obtain satisfaction of any indemnity claim made under this Article VIII shall be by way of set-off against the Cash Escrow Amount and/or the Stock Escrow Amount, as applicable, pursuant to the provisions of this Article VIII and the Escrow Agreement.

SECTION 8.07. Exclusive Remedy. Except in the case of fraud, criminal activity, intentional misrepresentation or intentional misconduct, the sole and exclusive monetary remedy for any breach or alleged breach of any representation, warranty, covenant or agreement in this Agreement or any Transaction Document shall be indemnification in accordance with this Article VIII. Except as set forth above, and in furtherance of the foregoing, each party hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the Stockholders or the Parent, as the case may be, arising under or based upon any federal, state or local Law.

IX.

TERMINATION AND ABANDONMENT

SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Closing or on the Closing Date:

(a) by the mutual consent of the Company and the Parent;

(b) by the Parent, on the one hand, or the Company, on the other hand, if the Closing shall not have occurred on or before September 30, 2007, or such later date as may be agreed upon by the parties hereto, provided, however, that (X) if the only closing conditions that have not been satisfied are the receipt of the Israeli Withholding Tax Ruling and/or the Israeli Escrow Tax Ruling, then this date shall be extended to October 31, 2007, and (Y) the right to terminate this Agreement under this clause (b) shall not be available to any party (a “Defaulting Party”) whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in the failure of the Closing to occur on or before such date;

(c) by the Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or any Stockholder set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 7.02 would not be satisfied (a “Terminating Company Breach”); provided, however, that if such Terminating Company Breach is curable by the Company through the exercise of its reasonable efforts within twenty (20) days and for so long as the Company continues to exercise such reasonable efforts, the Parent may not terminate this Agreement under this Section 9.01(c);

(d) by the Company or the Stockholders, upon breach of any representation, warranty, covenant or agreement on the part of the Parent set forth in this Agreement, or if any representation or warranty of the Parent shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 7.03 would not be satisfied (a “Terminating Parent Breach”); provided, however, that if such Terminating Parent Breach is curable by the Parent through the exercise of its reasonable efforts within twenty (20) days and for so long as the Parent continues to exercise such reasonable efforts, the Company may not terminate this Agreement under this Section 9.01(d); or

(e) by either the Parent, on the one hand, or the Company, on the other hand, by written notice to such other Party(ies) if the Trailing Closing Average Price is less than $4.00, and the parties are not able to reach an agreement as to the number of shares that will comprise the Stock Merger Consideration within seven calendar days of the day that would have been the Closing Date if this provision had not been triggered.

(f) by Parent, if the Required Stockholder Consent is not obtained within an hour of execution of this Agreement.

If the Closing shall not have occurred, or this Agreement shall not have been terminated in accordance with this Section 9.01, by December 31, 2007, this Agreement shall automatically terminate on said date, provided, however, that such termination shall not affect the liability hereunder of any Defaulting Party.

SECTION 9.02. Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by any or all of the parties pursuant to Section 9.01 above, written notice thereof shall forthwith be given to the other parties to this Agreement (other than in the event of an automatic termination as provided in such Section) and this Agreement (except for this Section and Sections 9.01 and 10.01, which shall continue) shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided in this Agreement:

(a) the parties hereto will promptly redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

(b) no party shall have any liability or further obligation to any other party to this Agreement pursuant to this Agreement except as provided in this Article IX.

X.

MISCELLANEOUS

SECTION 10.01. Expenses, Etc.

(a) All Expenses shall be paid by the party incurring such Expenses.

(b) The Stockholders, on the one hand, and the Parent, on the other hand, will indemnify the other and hold it or them harmless from and against any claims for finders’ fees or brokerage commissions in relation to or in connection with this Agreement as a result of any agreement or understanding between such indemnifying party and any third party.

SECTION 10.02. Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient and deemed to be received if (i) on the date of delivery, if delivered personally, (ii) 3 days after mailing, if mailed by registered or certified mail, return receipt requested and postage prepaid, (iii) the day after mailing, if sent via a nationally recognized overnight courier service or (iv) the day after transmission, if sent via facsimile or e-mail confirmed in writing to the recipient, in each case as follows:

if to the Parent, to:

LivePerson, Inc.
462 Seventh Avenue, 3rd Floor
New York, New York 10018
Attention: Timothy E. Bixby
Telephone: (212) 609-4210
Facsimile: (212) 695-2105
E-mail: bixby@liveperson.com

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
399 Park Avenue
New York, New York 10022
Attention: Brian B. Margolis, Esq.
Telephone: (212) 230-8800
Facsimile: (212) 230-8888
E-mail: brian.margolis@wilmerhale.com

and a copy (which shall not constitute notice) to:

Yigal Arnon & Co.
22 Rivlin Street
Jerusalem 94263 Israel
Attention: Barry Levenfeld, Adv.
Telephone: 011-972-2-623-9220
Facsimile: 011-972-2-623-9236
E-mail: barry@arnon.co.il

if to the Company, to:

Kasamba, Inc.
4 Hachilazon Street
Ramat Gan, 52522
Israel
Attention: Shmuel Huppert, Chief Financial Officer
Telephone: 011-972-3-613-4710 (x.134)
Facsimile: 011-972-3-613-4710
E-mail: shmuelh@kasamba.com

with a copy (which shall not constitute notice) to:

Goldfarb, Levy, Eran, Meiri & Co., Law Offices
2 Weizmann Street
Tel Aviv, 64236
Israel
Attention: Michael A. Heller, Esq.
Telephone: 011-972-3-608-9948
Facsimile: 011-972-3-521-2218
E-mail: michael.heller@goldfarb.com

if to any Stockholder, to the Stockholder c/o the Stockholders’ Representative:

Yoav Leibovich
8th Kalisher St.
Rehovot 76302
Israel
Telephone: 011-972-54-7777399
Facsimile: 011-972-8-9363534
E-mail: yoav@gilat.com

or such other address or addresses as any party shall have designated by notice in writing to the other parties.

SECTION 10.03. Waivers. Either the Stockholders’ Representative, on the one hand, or the Parent, on the other hand, may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement, (iii) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

SECTION 10.04. Amendments, Supplements, Etc. At any time this Agreement may be amended or supplemented by such additional agreements, articles or certificates, as may be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of this Agreement or to effect or facilitate the filing or recording of this Agreement or the consummation of any of the transactions contemplated hereby. Any such instrument must be in writing and signed by the Parent, the Company and the Stockholders’ Representative.

SECTION 10.05. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York other than conflict of laws principles thereof directing the application of any law other than that of New York. Courts within the State of New York, County of New York or the United States District Court for the Southern District of New York will have jurisdiction over all disputes between the parties hereto arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby. The parties hereby consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereto waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts or (iii) any litigation commenced in such courts is brought in an inconvenient forum.

SECTION 10.06. Waiver of Jury Trial. Each party hereto hereby irrevocably waives all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any transaction or agreement contemplated hereby or the actions of any party hereto in the negotiation, administration, performance or enforcement hereof.

SECTION 10.07. Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 10.08. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.09. Entire Agreement. This Agreement (including the Exhibits and the Company Disclosure Schedule), the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

SECTION 10.10. Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 10.11. Assignability. Neither this Agreement nor any of the parties’ rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto, except (i) in the case of the Parent, to any Person who shall acquire substantially all of the assets of the Parent or a majority of the voting securities of the Parent, whether pursuant to a merger, consolidation, sale of stock or otherwise, and (ii) in the case of an individual Stockholder, in accordance with Section 6.03 or to the estate of such Stockholder upon death.

SECTION 10.12. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the day and year first above written.

LIVEPERSON, INC.

By:	/s/ Robert LoCascio
Name: Robert LoCascio
Title: Chairman and Chief Executive Officer

KATO MERGERCO, INC.

By:	/s/ Timothy Bixby
Name: Timothy Bixby
Title: Director

KASAMBA, INC.

By:	/s/ Arthur Fuhrer
Name: Arthur Fuhrer
Title: President

STOCKHOLDERS’ REPRESENTATIVE

By:	/s/ Yoav Leibovich
Name: Yoav Leibovich